UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Travelers Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2011

Dear Shareholders:

Please join us for The Travelers Companies, Inc. Annual Meeting of Shareholders on Thursday, May 26, 2011, at 1:00 p.m. (Eastern Daylight Time) at the Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

We are pleased to have again utilized the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. The e-proxy process has allowed us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

In accordance with this rule, we sent shareholders of record at the close of business on March 28, 2011 a Notice of Internet Availability of Proxy Materials on or about April 12, 2011. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of Travelers.

Sincerely,

Jay S. Fishman
Chairman of the Board and Chief Executive Officer

PROXY VOTING METHODS

If, at the close of business on March 28, 2011, you were a shareholder of record or held shares through a Travelers benefit or compensation plan or a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and as described on page 4 of this Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 25, 2011 to be counted.

Please note, if you hold shares through a Travelers benefit or compensation plan, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 24, 2011. Those votes cannot be changed or revoked after that time, and those shares cannot be voted in person at the Annual Meeting.

To vote by proxy:

BY INTERNET

•        Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•        You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•        From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•        You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•        Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•        When you receive the proxy card, mark your selections on the proxy card.

•        Date and sign your name exactly as it appears on your proxy card.

•        Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

THE TRAVELERS COMPANIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m. (Eastern Daylight Time) on Thursday, May 26, 2011

PLACE	Hartford Marriott Downtown
200 Columbus Boulevard
Hartford, Connecticut 06103

ITEMS OF BUSINESS	1.	Elect the 11 directors listed herein.

	2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

	3.	Consider a non-binding vote on executive compensation.

	4.	Consider a non-binding vote on the frequency of future votes on executive compensation.

	5.	Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 28, 2011.

VOTING BY PROXY

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of this Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Matthew S. Furman
Senior Vice President and
Corporate Secretary

This Notice of Annual Meeting and Proxy Statement

are being distributed or made available, as the

case may be, on or about April 12, 2011.

TABLE OF CONTENTS (Continued)

THE TRAVELERS COMPANIES, INC.

485 Lexington Avenue

New York, New York 10017

Telephone: 917-778-6000

PROXY STATEMENT

Annual Meeting of Shareholders

May 26, 2011

1:00 p.m. (Eastern Daylight Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company” or “Travelers”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 26, 2011 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the meeting and vote your shares in person.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have again elected to provide shareholders access to our proxy materials over the Internet. The e-proxy process has allowed us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 12, 2011 to shareholders of record entitled to vote at the Annual Meeting. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice.

What am I voting on?

There are four items scheduled to be voted on at the meeting:

•        Item 1: Election of the 11 directors listed in this Proxy Statement;

•        Item 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•        Item 3: Non-binding vote on executive compensation; and

•        Item 4: Non-binding vote on the frequency of future votes on executive compensation.

Who is entitled to vote?

Shareholders as of the close of business on March 28, 2011 (the “Record Date”) may vote at the Annual Meeting. The holders of common stock and Series B convertible preferred stock vote as one class on all matters at the Annual Meeting with the Series B convertible preferred stock voting on an as-if-converted basis. Each share of Series B convertible preferred stock is entitled to eight votes. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•        Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•        Held for you in an account with a broker, bank or other nominee (shares held in “street name”) —street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

•        Credited to your account in our 401(k) Savings Plan.

What constitutes a quorum?

A majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 421,458,161 shares of our common stock and 199,167.39 shares of our Series B convertible preferred stock were outstanding. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes. Therefore, a total of 423,051,500 votes are eligible to be cast at the Annual Meeting.

How many votes are required to approve each item?

Each director shall be elected at the Annual Meeting by the vote of a majority of the votes cast with respect to the director. A majority of the votes cast with respect to election of a director means that, of the votes cast by the holders of all the then outstanding shares of voting stock of the Company, those votes cast “FOR” a director must exceed the votes cast “AGAINST” that director. In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Governance Guidelines further provide that the Nominating and Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Cumulative voting in the election of directors is not permitted.

Any other proposal, including the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011 and the proposals relating to executive compensation and the frequency of future votes on executive compensation, requires an affirmative vote equal to the greater of (1) a majority of the votes represented in person or by proxy at the Annual Meeting that are entitled to vote on the item and (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.

While the votes relating to executive compensation and the frequency of future votes on executive compensation are not binding on the Company, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. Under current New York Stock Exchange (“NYSE”) rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting with respect to Item 1 (election of the 11 directors listed in this Proxy Statement) and Items 3 and 4 (relating to non-binding votes on executive compensation). Your broker will have the discretion to vote your uninstructed shares on Item 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011).

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the nominees for the Board, or you may “WITHHOLD” authority to vote for one or more nominees. A “WITHHOLD” vote and a broker non-vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director.

With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for 2011, you may vote “FOR”, “AGAINST” or “ABSTAIN”. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the non-binding vote on executive compensation and you may vote for every “THREE YEARS”, “TWO YEARS”, “ONE YEAR” or “ABSTAIN” regarding the frequency of future non-binding votes on executive compensation. An abstention will have the same effect as a vote against these items, and a broker non-vote will have no effect in determining whether these items are approved unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve, in which case, a broker non-vote will have the same effect as a vote against.

What if I hold my shares through one of the Company’s benefit or compensation plans?

Voting instructions are being provided separately to current and former employees who hold shares through any of our benefit or compensation plans.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and representatives of American Election Services, LLC will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•        “FOR” each of the nominees to the Board set forth in this Proxy Statement;

•        “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•        “FOR” the approval, on a non-binding basis, of the compensation of the named executive officers; and

•        For every “THREE YEARS” on the frequency of future votes on executive compensation.

If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted as indicated above.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record or hold shares through one of our benefit or compensation plans, you may vote by granting a proxy. Specifically, you may vote:

•        By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

•        By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing (800) 690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

•        By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 25, 2011 for the voting of shares held by shareholders of record or held in street name and at 11:59 p.m. (Eastern Daylight Time) on May 24, 2011 for the voting of shares held by current and former employees through a Company benefit or compensation plan.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 25, 2011.

Mailed proxy cards with respect to shares held by current and former employees through a Company benefit or compensation plan must be received no later than May 24, 2011.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held by current and former employees through a Company benefit or compensation plan cannot be voted in person at the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•        Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 25, 2011;

•        Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 25, 2011;

•        Submitting a properly signed proxy card with a later date that is received no later than May 25, 2011; or

•        Attending the Annual Meeting, revoking your proxy and voting in person.

If you are a current or former employee and hold shares through a Travelers benefit or compensation plan, you may change your vote and revoke your proxy by any of the first three methods listed above if you do so no later than 11:59 p.m. (Eastern Daylight Time) on May 24, 2011. You cannot, however, revoke or change your proxy with respect to shares held through a Company benefit or compensation plan after that date, and you cannot vote those shares in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice of Internet Availability of Proxy Materials or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of The Travelers Companies, Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to solicit proxies. We expect to pay Morrow & Co. a fee of $14,000, plus reasonable expenses, for these services.

Where do I send a shareholder proposal for consideration at the Company’s 2012 Annual Meeting of Shareholders?

If you wish to propose a matter for consideration at our 2012 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company’s principal executive office, 485 Lexington Avenue, New York, New York, 10017. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2012 Annual Meeting Proxy Statement and form of proxy to be made available in April 2012, a proposal must be received by our Corporate Secretary at our principal executive office on or before December 14, 2011. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. For additional requirements, see “Shareholder Proposals for 2012 Annual Meeting” on page 70 of this Proxy Statement.

ITEM 1—ELECTION OF DIRECTORS

There are currently 12 members of the Board. On February 2, 2011, the Board, upon recommendation of its Nominating and Governance Committee, unanimously nominated the 11 directors listed below for re-election to the Board at the Annual Meeting. Ms. Blythe J. McGarvie, who currently serves as a director, has notified the Board that she will not stand for re-election to the Board at the Annual Meeting. Ms. McGarvie’s decision was not due to any disagreement with the Company’s management or Board. Ms. McGarvie will serve out the remainder of her term, which will end at the Annual Meeting. The Company is grateful to Ms. McGarvie for her years of service on the Board.

The directors elected at the Annual Meeting will hold office until the 2012 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 11 nominees named below. The proxies cannot be voted for more than 11 candidates for director. If any of the 11 nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election as Directors

Name, Title and Age	Business Experience and Directorships

ALAN L. BELLER Partner Cleary Gottlieb Steen & Hamilton LLP Director since 2007 Age 61

Mr. Beller is a partner, based in the New York City office, of the law firm of Cleary Gottlieb Steen & Hamilton LLP (“Cleary”). Mr. Beller joined Cleary in 1976, became a partner in 1984 and returned to Cleary in August 2006 after serving as the Director of the Division of Corporation Finance of the U.S. Securities and Exchange Commission and as Senior Counselor to the Commission from January 2002 until February 2006. Mr. Beller is a member of the Board of Overseers of the University of Pennsylvania Law School.

JOHN H. DASBURG Chairman and Chief Executive Officer ASTAR USA, LLC Director since 1994 Age 68

Mr. Dasburg has been Chairman and Chief Executive Officer of ASTAR USA, LLC, an air freight service company, since April 2003. He served as Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003 and as Chairman of Burger King from April 2001 to March 2003. Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines from 1989 through March 2001. From 1980 to 1989, he held a number of positions at Marriott Corporation, including President of The Lodging Group, Chief Financial Officer and Chief Real Estate Officer. From 1973 to 1980, Mr. Dasburg was employed by KPMG Peat Marwick, serving as a Tax Partner from 1978 to 1980. Mr. Dasburg is currently a member of the Advisory Board of Trilantic Capital Partners and a director of Mercy Hospital and Mercy Foundation. During the prior five years, Mr. Dasburg also served as a director of WCI Communities, Inc. until January 2007.

Nominees for Election as Directors

Name, Title and Age	Business Experience and Directorships

JANET M. DOLAN President Act 3 Enterprises, LLC Director since 2001 Age 61

Ms. Dolan has been President of Act 3 Enterprises, LLC, a consulting services company, since August 2006. She served as Chief Executive Officer and President of Tennant Company, a manufacturer of nonresidential floor maintenance equipment and products, from April 1999 until her retirement in December 2005, and she had served in a number of senior executive positions with Tennant Company from 1986 until April 1999. Prior to joining Tennant Company, Ms. Dolan was a director of the Minnesota Lawyers’ Professional Responsibility Board. Ms. Dolan is also a director of Donaldson Company, Inc. and Wenger Corporation.

KENNETH M. DUBERSTEIN Chairman and Chief Executive Officer The Duberstein Group, Inc. Director since 1998 Age 66

Mr. Duberstein has been Chairman and Chief Executive Officer of The Duberstein Group, Inc., a strategic advisory and consulting firm, since 1989. Previously, Mr. Duberstein served as Chief of Staff to President Ronald Reagan from 1988 to 1989 and as Deputy Chief of Staff during 1987. From 1984 to 1986, Mr. Duberstein was Vice President of Timmons & Company in Washington, DC. Prior to that, he held the White House position as Assistant to the President, Legislative Affairs from 1981 to 1983. From 1977 to 1980, Mr. Duberstein was Vice President of the Committee for Economic Development. He serves as a director of the Council on Foreign Relations, the Brookings Institution, the National Alliance to End Homelessness and the National Endowment for Democracy and a lifetime trustee for the Kennedy Center for the Performing Arts. Mr. Duberstein is also a director of The Boeing Company, ConocoPhillips and Mack-Cali Realty Corp. During the prior five years, Mr. Duberstein also served as a director of Fannie Mae until February 2007 and Collegiate Funding Services, Inc. until March 2007.

JAY S. FISHMAN Chairman and Chief Executive Officer The Travelers Companies, Inc. Director since 2001 Age 58

Mr. Fishman is Chairman and Chief Executive Officer of Travelers. He has served as the Company’s Chief Executive Officer since the April 1, 2004 merger of The St. Paul Companies, Inc. with Travelers Property Casualty Corp. that formed the Company, and he assumed the additional role of Chairman in September 2005. He held the additional title of President from October 2001 until June 2008. From October 2001 until April 2004, Mr. Fishman had been Chairman, Chief Executive Officer and President of The St. Paul Companies, Inc. Mr. Fishman held several key executive posts at Citigroup Inc. from 1998 to October 2001, including Chairman, Chief Executive Officer and President of the Travelers insurance business. Starting in 1989, Mr. Fishman worked as an executive for Primerica, which became part of Citigroup. Mr. Fishman is a director of Exxon Mobil Corporation, a trustee of the University of Pennsylvania, a member of the Board of Overseers of the University of Pennsylvania School of Veterinary Medicine, and a director of the New York Philharmonic.

Nominees for Election as Directors

Name, Title and Age	Business Experience and Directorships

LAWRENCE G. GRAEV Chairman, Chief Executive Officer and President The GlenRock Group, LLC Director since 2002 Age 66

Mr. Graev has, since December 2000, held the positions of Chairman, Chief Executive Officer and President of The GlenRock Group, LLC, a merchant banking firm that invests in private equity opportunities and provides management assistance to the leadership and boards of a variety of businesses. Mr. Graev has, since September 1, 2007, also held the positions of President and Chief Operating Officer of GlenRock Capital Advisers, LLC, a registered investment adviser that acts as investment manager for institutional and other investors with respect to their alternative asset investment programs, primarily through investments in leading venture capital, buyout and special situation funds managed by independent third parties. In addition, Mr. Graev was an Adjunct Professor of Venture Capital Law at George Washington University Law School in 2007 and 2008, and he has held the same position at Fordham Law School since January 2009. He also served as Chairman of Pangea3, Inc., an Indian provider of legal outsourcing services, until November 2010. From June 2001 until January 2006, Mr. Graev held an Of Counsel position with the law firm of King & Spalding, LLP. Prior to that, he was a Partner with the O’Sullivan Graev & Karabell, LLP law firm from 1973 to 2001. From 1969 to 1973, Mr. Graev was an Associate at the law firm of Cravath, Swaine & Moore, LLP.

PATRICIA L. HIGGINS Retired President and Chief Executive Officer Switch and Data Facilities, Inc. Director since 2007 Age 61

Ms. Higgins served as President and Chief Executive Officer of Switch and Data Facilities, Inc., a provider of neutral interconnection and collocation services, from September 2000 until her retirement in February 2004. In 1999 and 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairman and Chief Executive Officer of the Research Board, a segment of the Gartner Group. From 1997 to 1999, she served as Corporate Vice President and Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of Unisys Corporation. From 1977 to 1995, she served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent. Ms. Higgins currently serves on the Board of Directors of Barnes & Noble, Inc., Internap Network Services Corporation and Dycom Industries. During the prior five years, Ms. Higgins also served as a director of Delta Air Lines, Inc. until April 2007 and Visteon Corporation until October 2010.

Nominees for Election as Directors

Name, Title and Age	Business Experience and Directorships

THOMAS R. HODGSON Retired President and Chief Operating Officer Abbott Laboratories Director since 1997 Age 69

Mr. Hodgson served as President and Chief Operating Officer of Abbott Laboratories, a global diversified health care company, from 1990 until his retirement in 1998. Prior to that, he had been President of the Abbott International Division from 1983 to 1990 and President of the Hospital Products Division from 1978 to 1983. Mr. Hodgson held various other management positions with Abbott from 1972 to 1978. Mr. Hodgson is currently a director of Idenix Pharmaceuticals. During the prior five years, Mr. Hodgson also served as a director of Intermune, Inc. until May 2006.

CLEVE L. KILLINGSWORTH, JR. Former President and Chief Executive Officer Blue Cross Blue Shield of Massachusetts, Inc. Director since 2007 Age 58

Mr. Killingsworth served as the President and Chief Executive Officer of Blue Cross Blue Shield of Massachusetts, Inc. from July 2005 until March 2010. He served as Chairman from January 2008 to March 2010. He joined the company in February 2004 as President and Chief Operating Officer. Before joining Blue Cross Blue Shield of Massachusetts, Mr. Killingsworth served the Henry Ford Health System as Senior Vice President of Insurance and Managed Care, as well as President and Chief Executive Officer of the Health Alliance Plan. He joined Henry Ford Health Systems in January 1998 after holding senior management positions with: the Kaiser Foundation Health Plan; Blue Cross Blue Shield of Rochester, NY; Group Health Cooperative of Puget Sound; The American Hospital Association; and the Hospital of the University of Pennsylvania. Mr. Killingsworth is currently a faculty member of the Harvard School of Public Health and serves on the Harvard Medical Board of Fellows. Mr. Killingsworth is currently a member of the Board of Trustees of The MITRE Corporation and the Board of Overseers of the Teachers Insurance and Annuity Association of America (TIAA) and the College Retirement Equities Fund (CREF). During the prior five years, Mr. Killingsworth also served as a director of The Reynolds & Reynolds Company until October 2006.

Nominees for Election as Directors

Name, Title and Age	Business Experience and Directorships

DONALD J. SHEPARD Retired Chairman of the Executive Board and Chief Executive Officer AEGON N.V. Director since 2009 Age 64

Mr. Shepard served as Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., an international life insurance and pension company, from April 2002 until his retirement in April 2008. Prior to that, he served as Chief Executive Officer of AEGON USA since 1989, and in 1992 he became a member of the Executive Board of AEGON N.V. Mr. Shepard currently serves as a member of the board of directors of PNC Financial Services Group, Inc. and CSX Corporation. During the prior five years, Mr. Shepard also served as a director of Mercantile Bankshares Corp. until March 2007.

LAURIE J. THOMSEN Former Executive Partner New Profit, Inc. Director since 2004 Age 53

Ms. Thomsen served as an Executive Partner of New Profit, Inc., a venture philanthropy firm, from September 2006 to September 2010. She served on the board of New Profit from 2001 to 2006. Prior to that, she was a co-founding General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. Ms. Thomsen was employed at Prism from 1995 until she retired from the firm in June 2004. From 1984 until 1995, she worked at the venture capital firm Harbourvest Partners in Boston, where she was a General Partner from 1988 until 1995. Ms. Thomsen was in commercial lending at U.S. Trust Company of New York from 1979 until 1984. Ms. Thomsen is a director of MFS Mutual Funds. She is also a trustee of Williams College and a director of KickStart International and ACCESS.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

As discussed above, on January 28, 2011, Ms. McGarvie notified the Company that she intends to retire on the date of the Company’s Annual Meeting and, accordingly, will not stand for re-election to the Board. Ms. McGarvie has been Chief Executive Officer of Leadership for International Finance, LLC, a firm focusing on improving clients’ financial positions and providing leadership seminars for corporate and academic groups, since January 2003. Ms. McGarvie is currently a director of Accenture Ltd. and Viacom, Inc. During the prior five years, Ms. McGarvie also served as a director of Lafarge North America until May 2006 and The Pepsi Bottling Group, Inc. until March 2010. When considering Ms. McGarvie’s specific experience, qualifications, attributes and skills that led to the conclusion that she should serve on the Board of Directors, the Board and the Nominating and Governance Committee considered Ms. McGarvie’s experience as a CFO at BIC Group (from 1999 to 2002) and at Hannaford Bros. Co. (from 1994 to 1999), her experience as CEO of a firm that focuses on finance and leadership, and her significant experience and expertise in management, finance and accounting.

BOARD OF DIRECTORS INFORMATION

Committees of the Board and Meetings

There are six standing committees of the Board: the Audit Committee; the Compensation Committee; the Executive Committee; the Investment and Capital Markets Committee; the Nominating and Governance Committee; and the Risk Committee.

The Board has adopted a written charter for each Committee, copies of which are posted on our website at www.travelers.com under For Investors: Corporate Governance: Committee Charters. Each Committee reviews its charter annually and, when appropriate, presents to the Nominating and Governance Committee and the Board any recommended amendments for consideration and approval.

The following table summarizes the current membership of the Board and of each of its Committees, as well as the number of times the Board and each Committee met during 2010.

	Board	Audit	Compensation	Executive	Investment and Capital Markets	Nominating and Governance	Risk
Mr. Beller	X	X					X
Mr. Dasburg	X	Chair		X			X
Ms. Dolan	X	X					X
Mr. Duberstein	X		X	X	X	Chair
Mr. Fishman	Chair			Chair
Mr. Graev	X		Chair	X	X	X
Ms. Higgins	X	X					X
Mr. Hodgson	X	X		X			Chair
Mr. Killingsworth	X		X		X	X
Ms. McGarvie	X		X	X	Chair	X
Mr. Shepard	X	X					X
Ms. Thomsen	X	X					X
Number of 2010 meetings	6	9	6	0	5	4	4

Each director attended 75% or more of the total number of meetings of the Board and of the Committees on which each such director served.

Audit Committee

All members of the Audit Committee are “independent”, consistent with our Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. In addition, the Board has determined that the members of the Audit Committee meet the financial literacy and expertise requirements of the NYSE. The Board also has determined that Mr. Dasburg’s experience with KPMG Peat Marwick from 1973 to 1980, his service as a KPMG Tax Partner from 1978 to 1980, his experience as Chief Financial Officer of Marriott Corporation, as Chief Executive Officer of Northwest Airlines, Burger King Corporation and ASTAR and his service on the audit committees of other public companies qualify him as an audit committee financial expert, and he has been so designated.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Audit Committee, and include the following:

•

serve as an independent and objective body to carry out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting principles and policies and internal controls;

•	select our independent registered public accounting firm and review and evaluate its qualifications, performance and independence;

•	review and pre-approve the audit and permitted non-audit services and proposed fees of the independent registered public accounting firm;

•

review reports and other communications between management and the independent registered public accounting firm with respect to that firm’s evaluation of the design and operation of internal controls; and

•	review and evaluate the work of our internal audit unit.

With respect to our reporting and disclosure matters, the duties and responsibilities of the Audit Committee include reviewing our audited financial statements and recommending to the Board that they be included in our Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Compensation Committee

All members of the Compensation Committee are “independent” as defined by our Governance Guidelines and the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee has a charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Compensation Committee.

Duties and Responsibilities

With respect to general compensation matters, the duties and responsibilities of the Compensation Committee include the following:

•

set the performance goals and objectives for our Chief Executive Officer (“CEO”) and those members of our Management Committee who are executive officers or direct reports of the CEO (together with the CEO, the “Committee Approved Officers”);

•	review the performance and approve the salaries and incentive compensation of the Committee Approved Officers;

•	approve policies with respect to perquisites of the Committee Approved Officers;

•	approve and monitor compliance with stock ownership guidelines applicable to the CEO and other members of management;

•	develop our executive compensation philosophy and objectives;

•

review the operation of our overall compensation program to evaluate its objectives and execution and recommend to the Board amendments to our compensation programs to better conform them with the established compensation objectives;

•	review and approve, and, in certain cases, recommend to the Board for approval, all new equity compensation plans and material amendments to existing plans, and administration of such plans;

•	recommend to the Board for approval nonequity compensation and benefit programs determined by the Compensation Committee to be appropriate;

•	review our regulatory compliance with respect to compensation matters;

•	review and approve, and, in certain cases, recommend to the Board for approval, any employment and severance contracts for the CEO and other members of management; and

•	review and approve stock options, restricted stock, restricted stock units, performance shares and similar stock-based grants to the Committee Approved Officers.

With respect to our reporting and disclosure matters, the duties and responsibilities of the Compensation Committee include reviewing and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Establishment of Annual Bonus and Equity Award Pools

As discussed more fully below under the caption “Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process”, the Compensation Committee sets executive compensation policy for the Company as a whole.

Pursuant to its charter, the Compensation Committee considered recommendations from the CEO regarding total compensation for each of the other executive officers named in the Summary Compensation Table on page 46 (together with the CEO, the “named executive officers”) and other officers.

During 2010, the Compensation Committee took those actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes.

The Compensation Committee approves the individual salary, annual bonus and equity awards for the Committee Approved Officers. In addition, the Compensation Committee approves the aggregate annual bonuses and all equity awards to employees who are not Committee Approved Officers.

Delegation of Authority with Respect to “Off-Cycle” Equity Grants

The Compensation Committee also has delegated limited authority to the Chairman and CEO to make certain “off-cycle” equity grants outside of the annual equity grant process to employees and new hires who are not Committee Approved Officers. The delegation is subject to maximum grant date values of equity that can be granted to any one person. These grants can only be made on the grant dates established by our Governance Guidelines for “off-cycle” equity awards. Our Governance Guidelines are available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines. Any awards made “off-cycle” are reported to the Compensation Committee at the next regularly scheduled meeting following such awards.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co. (“F. W. Cook”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation.

Neither F. W. Cook nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. All executive compensation services provided by F. W. Cook are conducted under the direction or authority of the Compensation Committee, and all work performed by F. W. Cook must be pre-approved by the Compensation Committee or the Chair of the Compensation Committee.

F. W. Cook also advises the Nominating and Governance Committee with respect to director compensation.

As requested by the Compensation Committee, in 2010, F. W. Cook’s services to the Compensation Committee included, among other things:

•	advising with respect to the Compensation Committee meeting materials;

•	evaluating changes to incentive plans;

•	advising with respect to individual compensation for the Committee Approved Officers;

•	reviewing and discussing possible aggregate levels of corporate-wide bonus payments and equity awards;

•	preparing comparative analyses of executive compensation levels and elements at peer group companies;

•

advising as to whether our compensation exceeded or fell below targeted levels and whether the actual amounts paid were commensurate with our operating performance as compared to our peer group companies; and

•	advising in connection with the preparation of certain of the information included in this Proxy Statement.

An F. W. Cook representative participated in each of the six Compensation Committee meetings in 2010.

In 2010 and 2009, we paid F. W. Cook $151,340 and $118,942, respectively, for services to the Compensation Committee and the Nominating and Governance Committee. In 2010 and 2009, the Company paid $91,650 and $86,615, respectively, to certain other compensation consultants retained by management to provide broad-based compensation surveys. Such other consultants retained by management did not have any role in determining or recommending the amount or form of executive or director compensation.

In addition to the independent, outside compensation consultant discussed above, our corporate staff (including Finance, Human Resources and Legal staff members) supports the Compensation Committee in its work. Other than the CEO (with respect to compensation for the other executive officers) and the President and Chief Operating Officer and Chief Financial Officer (with respect to executive officers that report to them), no executive officer determines or recommends to the Compensation Committee the amount or form of executive compensation paid to another executive officer.

Executive Committee

The Board has granted to the Executive Committee, subject to certain limitations set forth in its charter, the broad responsibility of exercising the authority of the Board in the oversight of our business during the intervals between Board meetings. The Executive Committee meets only as necessary. The duties and responsibilities of the Executive Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Executive Committee.

Investment and Capital Markets Committee

The Investment and Capital Markets Committee assists the Board in exercising its oversight of the Company’s management of its investment portfolios (including credit risk monitoring) and certain financial affairs of the Company (including capital management, such as dividend policy and actions, stock splits, repurchases of stock or other securities, financing arrangements, debt and equity financing and liquidity).

The Investment and Capital Markets Committee also reviews and either approves, or recommends appropriate Board action with respect to, among other matters, the issuance of securities, the establishment of bank lines of credit and certain purchases and dispositions of real property, capital expenditures and acquisitions and divestitures of assets.

The Investment and Capital Markets Committee’s charter can be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Investment and Capital Markets Committee.

Nominating and Governance Committee

Each member of the Nominating and Governance Committee is “independent”, consistent with our Governance Guidelines and the NYSE listing standards. The duties and responsibilities of the Nominating and Governance Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Nominating and Governance Committee, and include the following:

•	establish criteria for the selection of candidates to serve on the Board;

•	identify and select director candidates for election or re-election to the Board;

•	identify and select directors for appointment to serve on the committees of the Board;

•	recommend adjustments, from time to time, to the size of the Board or of any Board committee;

•	establish procedures for the evaluation of Board and director performance;

•	oversee continuing education of directors in light of the Governance Guidelines;

•	periodically review and recommend changes to the Board’s director compensation programs and policies;

•	establish and periodically review our Governance Guidelines and standards for determining the independence of directors and the absence of material relationships between the Company and a director;

•	annually review succession plans for our senior management;

•	review and approve or ratify all related person transactions under our Related Person Transaction Policy;

•	review, at least annually, the Company’s public policy initiatives; and

•	recommend to the Board any guidelines for the removal of directors, as it determines appropriate.

Risk Committee

The purpose of the Risk Committee is to assist the Board in exercising its oversight of our operational activities and the identification and review of those risks that could have a material impact on us. The duties and responsibilities of the Risk Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Risk Committee, and include oversight of management’s risk management activities in the following areas:

•	our enterprise risk management program;

•	the underwriting of insurance;

•	the settlement of claims;

•	the management of catastrophe exposure;

•	the retention of insured risk and appropriate levels and types of reinsurance;

•	the credit risk in our insurance operations and ceded reinsurance program;

•	our information technology operations; and

•	the business continuity and executive crisis management for the Company and its business operations.

GOVERNANCE OF YOUR COMPANY

Our Governance Guidelines, which include our categorical standards of director independence, our Code of Business Conduct and Ethics, Board Committee charters and other corporate governance information are available on the Corporate Governance page of the “For Investors” section on our website at www.travelers.com. Certain of the significant corporate governance practices that the Board has implemented are described further below.

Governance Guidelines

Our commitment to good corporate governance is reflected in our Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Governance Guidelines are reviewed annually by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to all of our directors, officers and employees, including our CEO, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business ethics.

The Code of Conduct may be found on our website at www.travelers.com under For Investors: Corporate Governance: Code of Conduct.

Our Chief Compliance Officer is responsible for overseeing compliance with the Code of Conduct as part of fulfilling his responsibility for overseeing our compliance functions throughout the organization. Our Chief Compliance Officer also assists in the communication of the Code of Conduct and oversees employee education regarding its requirements, including online compliance training. All employees are required to certify periodically as to their familiarity and compliance with the Code of Conduct.

Significant Governance Practices

Ethics Helpline

We maintain an Ethics Helpline through which employees can report integrity concerns or seek guidance regarding a policy or procedure. The Ethics Helpline is serviced by an independent company, is available 7 days a week, 24 hours a day and can be accessed by any employee through a toll-free number. Employees may also access the helpline system and report integrity concerns via the Web. In either case, employees can report integrity concerns anonymously. We maintain a formal no retaliation policy that prohibits retaliation or discipline against an employee who raises an ethical concern in good faith. Once a complaint is alleged, the report is forwarded to our Chief Compliance Officer who is responsible for oversight of the helpline. Our Chief Compliance Officer coordinates with management and outside resources, as appropriate, to investigate the matter, and any ethical or compliance-related issues will not be closed until they have been addressed to his satisfaction. The Audit Committee receives quarterly summaries of matters reported through the Ethics Helpline. In addition, any matter reported to the Chief Compliance Officer that involves accounting, internal control or audit matters, or any fraud involving persons with a significant role in our internal controls, is required to be reported promptly to the Audit Committee.

Compliance Policy Review

Under the oversight of the Audit Committee, we have established a Company-wide compliance function, with a view to ensuring compliance with evolving laws, regulations and policies and to encourage and reinforce ongoing ethical and lawful business conduct. The compliance function, through our Chief Compliance Officer, meets regularly with members of senior management that oversee the activities of the Chief Compliance Officer. Together, this group oversees the implementation of the various compliance initiatives and functions in each of the business units and seeks to promote better coordination and effectiveness through corporate compliance policies and initiatives, program design and promotion of a culture of compliance. Training is a key element of this program, and we provide global, computer-based compliance training, supplemented with focused in-person sessions.

Director Stock Ownership

The Board believes its non-management directors should accumulate and retain certain levels of ownership of our equity securities to align the interests of the non-management directors and the shareholders. Accordingly, the Board has established an ownership target for each non-management director equal to four times the director’s most recent annual deferred stock award. Each new director is expected to meet or exceed this target within four years of his or her initial election to the Board, provided that, if the annual deferred stock award for any of such four years is less than the most recent annual deferred stock award, such director is expected to meet or exceed the target within five years of his or her election to the Board. All of our current non-management directors, other than Ms. Higgins and Messrs. Beller and Killingsworth, each of whom was elected to our Board for the first time in May 2007, and Mr. Shepard who was elected to our Board in December 2009, have achieved stock ownership levels in excess of the amount required. Directors receive over 50% of their annual compensation in the form of deferred stock units. The shares underlying these units are not distributed to a director until at least six months after the director leaves the Board. Accordingly, all of our non-management directors hold equity interests that they cannot sell for so long as they serve on the Board and at least six months afterwards.

Director Age Limit

The Governance Guidelines provide generally that no person who will have reached the age of 72 on or before the date of the next annual shareholders’ meeting will be nominated for election at that meeting.

Under special circumstances, with the approval of the Board, exceptions can be made to this policy. The Board believes, however, that exceptions to this policy should not be commonplace and should be based upon the needs of the Company and the individual attributes of the director.

Director Nominations

Process and Criteria Generally

Pursuant to our Governance Guidelines, the Nominating and Governance Committee is responsible for recommending to the Board nominees for election for director, and the Board is responsible for selecting nominees for election.

As required by our Governance Guidelines, the Board, based on the Nominating and Governance

Committee’s recommendation, selects nominees after considering the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contact in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.

The evaluation of these criteria involves the exercise of careful business judgment. Accordingly, although the Nominating and Governance Committee and the Board at a minimum assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, working style, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and committee matters, they do not have fixed qualifications that are applicable to all director candidates. The Board seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

As mentioned above, the Nominating and Governance Committee and the Board include diversity of “viewpoints, background, experience and other demographics” as one of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Governance Committee carefully considers is the importance to the Company of racial and gender diversity in board composition. Moreover, when considering director candidates, the Nominating and Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and, as required by the Governance Guidelines, result in the Board having “a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business”. As part of its annual self-evaluation, the Board assesses and confirms compliance with this Governance Guideline.

In identifying prospective director candidates for the Board, the Nominating and Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, The Travelers Companies, Inc., 485 Lexington Avenue, New York, New York 10017. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Governance Committee for its consideration.

Specific Considerations Regarding 2011 Directors and Nominees

In considering the 11 director nominees named in this Proxy Statement and proposed for election by you at the Annual Meeting, the Nominating and Governance Committee and the Board evaluated each nominee’s experiences, qualifications, attributes and skills, in light of the Governance Guidelines’ criteria for nomination discussed above. The Board and the Nominating and Governance Committee also considered the years of experience many directors have had working together on the Board, as well as the contributions of those directors recommended for re-election in the context of the Board self-evaluation process and other perceived needs of the Board.

The Board and the Nominating and Governance Committee, in considering each nominee, principally focused on the background and experiences of the nominee, as described in the biographies appearing on pages 6 through 10 of this Proxy Statement. The Board and the Nominating and Governance Committee considered that each nominee has experience serving in senior positions with significant responsibility, where each has gained valuable expertise in a number of areas relevant to the Company and its business. The Board and the Nominating and Governance Committee also considered that a number of directors have gained valuable experience and skills through serving as a director of other public and private companies. Specifically, among other things:

•

With respect to Mr. Beller, the Board and the Nominating and Governance Committee considered in particular his senior public service and his significant experience and expertise in the areas of law, corporate governance and financial and auditing regulation.

•

With respect to Mr. Dasburg, the Board and the Nominating and Governance Committee considered in particular his experience as a public company CEO and his significant experience and expertise in areas of management, accounting and finance.

•

With respect to Ms. Dolan, the Board and the Nominating and Governance Committee considered in particular her experience as a public company CEO and her significant experience and expertise in management and in legal and compliance matters.

•

With respect to Mr. Duberstein, the Board and the Nominating and Governance Committee considered in particular his experience both in the highest levels of the U.S. government and as an outside strategic corporate advisor and his significant experience and expertise in public policy, public affairs and government relations.

•

With respect to Mr. Fishman, the Board and the Nominating and Governance Committee considered his experience as CEO of the Company and his significant experience and expertise in property and casualty insurance, management and finance.

•

With respect to Mr. Graev, the Board and the Nominating and Governance Committee considered in particular his experience as CEO of a private equity management and investment company and as Chairman/Managing Partner of a law firm and his significant experience and expertise in the areas of corporate finance and mergers and acquisitions, corporate governance and private equity investing and management.

•

With respect to Ms. Higgins, the Board and the Nominating and Governance Committee considered in particular her experience as a public company Chief Information Officer and her significant experience and expertise in management as well as information technology strategy and operations.

•

With respect to Mr. Hodgson, the Board and the Nominating and Governance Committee considered his experience as a public company President and COO and his significant experience and expertise in management, business operations and finance.

•

With respect to Mr. Killingsworth, the Board and the Nominating and Governance Committee considered in particular his experience as a health insurance CEO and his significant experience and expertise in management, insurance and regulation.

•

With respect to Mr. Shepard, the Board and the Nominating and Governance Committee considered in particular his experience as a public insurance company CEO and his significant experience and expertise in management and international business.

•

With respect to Ms. Thomsen, the Board and the Nominating and Governance Committee considered in particular her experience as a General Partner of a venture capital firm and her significant experience and expertise in investments, finance and the development of emerging businesses.

Annual Meeting of Shareholders

We encourage and expect all of the directors to attend each annual meeting of shareholders. All of our directors were present at the 2010 annual meeting of our shareholders.

Director Independence and Independence Determinations

Under our Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are included in our Governance Guidelines and may be found on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines, set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Nominating and Governance Committee annually reviews the independence of all directors and reports its determinations to the full Board.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the independent members of the Board determine in their judgment whether such relationship is material.

Our Governance Guidelines require that: (1) no less than three-fourths of the members of the Board be independent; (2) all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee be independent; (3) three-fourths of the members of each other standing committee of the Board (other than the Executive Committee) be independent; and (4) no more than two members of the Board may concurrently serve as officers of the Company.

The Board has determined that all of its directors and all of the persons proposed for election at the Annual Meeting are independent, other than our Chairman and Chief Executive Officer, Mr. Jay Fishman, who is an employee of the Company. Consequently, approximately 92% of the directors on the Board are independent.

In making its independence determinations, the Board considered and reviewed the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. Specifically, the Board’s independence determinations included reviewing (1) charitable contributions to a non-profit organization where Ms. Janet Dolan serves as a director (but not as an executive officer or employee) and (2) membership dues, project funding, event sponsorship and research fees paid to a trade association and affiliated entities where Mr. Donald Shepard serves as a director (but not as an executive officer or employee). Payments to each organization constituted less than 1% of such organization’s annual consolidated gross revenues during its last completed fiscal year and were below the thresholds set forth under our categorical standards of director independence.

The Board determined that none of the transactions or relationships identified were material or affected the independence of such directors under either the Company’s Governance Guidelines or the applicable NYSE rules.

Dating and Pricing of Equity Grants

The Board has adopted a Governance Guideline establishing fixed grant dates for the award of “off-cycle” equity grants, so as to avoid the appearance that equity grant dates have been established with a view to benefiting grantees due to the timing of material public announcements. Our Governance Guidelines are available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines.

In addition, to further ensure the integrity of our equity awards process, the Compensation Committee requires that the exercise price of all stock options granted, and the fair value of all equity awards made, must be determined by reference to the closing price for a share of our common stock on the NYSE on the date of any such grant or award. Under the Amended and Restated 2004 Stock Incentive Plan, the Compensation Committee may not take any action with respect to any stock option that would be treated as a “repricing” of such stock option, unless such action is approved by the Company’s shareholders in accordance with applicable rules of the NYSE.

Transactions with Related Persons and Certain Control Persons—Related Person Transaction Approval

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Board’s Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by the Board or by the Nominating and Governance Committee. Our directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the Policy) to the Corporate Secretary, who in turn must promptly forward such notice and information to the Chairperson of the Nominating and Governance Committee and to our counsel for analysis, to determine whether the particular transaction constitutes a Related Person Transaction requiring compliance with the Policy. The analysis and recommendation of counsel are then presented to the Nominating and Governance Committee for consideration at its next regular meeting.

In reviewing Related Person Transactions for approval or ratification, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit (or lack thereof) to us;

•	opportunity costs of alternate transactions;

•	the materiality and character of the related person’s interest, including any actual or perceived conflicts of interest; and

•

with respect to a non-employee director or nominee, whether the transaction would compromise the director’s (1) independence under the Board’s Governance Guidelines, the NYSE rules and Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee, (2) status as an outside director under Section 162(m), if such non-employee director serves on the Compensation Committee, or (3) status as a “non-employee director” under Rule 16b-3 of the Exchange Act, if such non-employee director serves on the Compensation Committee.

The Nominating and Governance Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

•	the Company was or is to be a participant;

•	the amount involved exceeds $120,000; and

•	any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Related Person Transaction Policy.

Employment Relationships

We employ approximately 32,000 employees, approximately 7,000 of whom work in and around Hartford, Connecticut. We employ several employees in the Hartford area who are related to the executive officers identified below:

•

Mr. Brian MacLean is President and Chief Operating Officer of the Company. His daughter, Ms. Erin Cha, and his son-in-law, Mr. Junghwan Cha, have been employed by the Company since 2005 and 2009 respectively. In 2010, their combined total compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $254,000. Their compensation is commensurate with that of their peers.

•

Ms. Doreen Spadorcia is Executive Vice President—Claim Services and Chief Executive Officer—Personal Insurance. Her brother-in-law, Mr. Michael Giuffrida, has been employed by the Company since 1962. In 2010, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $536,000. His compensation is commensurate with that of his peers.

•

Mr. William Cunningham is Executive Vice President—Business Insurance. His brother, Gregg T. Cunningham, has been employed by the Company since 2001. In 2010, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $413,000. His compensation is commensurate with that of his peers.

Third-Party Transactions

We engage several thousand law firms, nationally and internationally, to represent us and/or our insureds in connection with, among other things, corporate, litigation, regulatory, insurance coverage and claim matters. In 2010, we engaged several law firms with partners related to the executive officer or director identified below:

•

Mr. Robert Lipp served as a director of the Company until May 4, 2010. Mr. Alan Schnitzer is Vice Chairman, Chief Legal Officer and Executive Vice President—Financial, Professional and International Insurance of the Company. Mr. Lipp’s step-son and Mr. Schnitzer’s brother-in-law, Mr. Joseph Berman, is a partner in the law firm Looney & Grossman. In 2010, the Company paid approximately $427,000 in legal fees and disbursements to Looney & Grossman. We engage this firm from time to time in the ordinary course of our business and on an arm’s length basis. Mr. Lipp and Mr. Schnitzer have each explicitly recused themselves from any involvement with respect to our retention of, or payments to, this law firm.

•

Ms. Doreen Spadorcia is Executive Vice President—Claim Services and Chief Executive Officer—Personal Insurance. Her husband, Mr. Richard Cavo, is a partner in the law firm Litchfield Cavo LLP. In 2010, we paid this firm approximately $11.1 million in legal fees and disbursements for work performed by the firm. Litchfield Cavo LLP has been an approved firm of the Company for more than ten years and is retained by the Company from time to time in the ordinary course of business and on an arm’s length basis. Ms. Spadorcia has been an executive officer of the Company since 2005. Ms. Spadorcia has explicitly recused herself from any involvement with respect to our retention of, or payments to, this law firm.

•

As disclosed on its Schedule 13G filed on February 9, 2011, BlackRock, Inc., through its affiliates, beneficially owns more than 5% of the outstanding voting securities of the Company and, as such, is a “related person” under the Related Person Transaction Policy. An affiliate of BlackRock provides investment management services to the Company and has done so since 2007. In 2010, the Company paid approximately $413,000 in management fees under the investment management agreement. Pursuant to the investment management agreement, the Company invested approximately $43.5 million in funds sponsored by a BlackRock affiliate. Separately, the Company’s pension plan has invested approximately $8 million in a fund sponsored by BlackRock, which investment was made in 2005. The investment management agreement and the investments were entered into on an arm’s length basis. Additionally, BlackRock from time-to-time has entered into insurance policies with Travelers. All of these transactions are entered into in the ordinary course of business on substantially the same terms as those offered to other customers. In 2010, BlackRock paid premiums of approximately $2.61 million for such policies.

•  In its Schedule 13G filed on February 11, 2011, State Street Corporation, through its affiliates noted on its Schedule 13G (“State Street”), reported that it beneficially owned greater than 5% of the outstanding voting securities of the Company as of December 31, 2010. Accordingly, State Street is a “related person” under the Related Person Transaction Policy. An affiliate of State Street provides investment management services to the Company’s 401(k) Savings Plan (the “401(k) Plan”). The participants in the 401(k) Plan paid approximately $304,000 in management fees to State Street in 2010. The investment management agreement was entered into on an arm’s-length basis. Additionally, from time-to-time, State Street has entered into insurance policies with Travelers. All of these transactions are entered into in the ordinary course of business on substantially the same terms as those offered to other customers. In 2010, State Street paid premiums of approximately $1.26 million for such policies.

•  Fidelity Management Trust Company (“Fidelity”) holds 100% of the outstanding shares of the Company’s Series B convertible preferred stock as trustee under the 401(k) Plan. Accordingly, Fidelity is a “related person” under the Related Person Transaction Policy. In November 2009, the Company entered into an agreement on an arm’s-length basis with an affiliate of Fidelity under which such affiliate will serve as the administrator of the Company’s equity compensation programs. Pursuant to the agreement, the Company will pay Fidelity approximately $1,500,000 for stock plan administration services over the five year term of the contract. An affiliate of Fidelity has also provided 401(k) plan recordkeeping services to the Company since 1998. The current contract for 401(k) recordkeeping services has been in place since 2005 and has been updated from time to time. The Company paid Fidelity approximately $1,105,000 for 401(k) plan recordkeeping services in 2010. Each of these arrangements has been entered into on an arm’s-length basis.

•  Mr. William Bloom served as an executive officer of the Company until July 2010, at which time he joined EXLService Holdings, Inc. (“EXL”). The Company engaged EXL for business process outsourcing in 2006 and has had an agreement with EXL since that time. In 2010, the Company paid approximately $34.7 million to EXL for services under this agreement. The agreement with EXL was entered into in the ordinary course of business and on an arm’s-length basis.

In addition to the Related Person Transaction Policy, our Code of Conduct requires that all employees, officers and directors avoid any situation that involves or appears to involve a conflict of interest between their personal and professional relationships. Our Audit Committee provides oversight regarding compliance with our Code of Conduct and discusses any apparent conflicts of interest with senior management. The Code of Conduct also requires that all employees seek approval from both our General Counsel and our Chief Compliance Officer prior to accepting a position as a director or officer of any unaffiliated for-profit company or organization.

Governance Structure of the Board—Lead Director

Mr. Fishman serves as Chairman of the Board as well as Chief Executive Officer, and Mr. Dasburg currently serves as our Lead Director. This leadership structure has been in place since 2006. Our Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director. Under the Governance Guidelines, the Lead Director is responsible for coordinating the efforts of the independent and non-management directors “in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management”. Among other things, the Lead Director has the authority to:

•  convene, set the agendas for and chair regular executive sessions of the independent directors;

•  convene meetings of the independent directors as he deems necessary;

•  provide direction to the Chairman regarding the meeting schedules, information to be sent to the Board and input regarding meeting agenda items;

•  act as a liaison between and among directors, committee chairs, the Chairman and senior management;

•  receive and review correspondence sent to the Company’s office addressed to the Board and to determine appropriate responses if any; and

•  recommend to the Board the retention of consultants and advisors who directly report to the Board, without consulting or obtaining the advance authorization of any officer of the Company.

The Lead Director is elected from among the independent directors by secret ballot of the independent directors, and no person may serve in such role for more than five consecutive years. A more complete description of the role of the Lead Director is set forth in our Governance Guidelines which are available on our website at www.travelers.com. The Board believes that its current leadership structure is appropriate for the Company at this time. The Board believes that the responsibilities of the Lead Director help to assure appropriate oversight of Company management by the Board and optimal functioning of the Board. The effectiveness of the Lead Director is enhanced by the Board’s independent character. The Board annually reviews the independence of our directors and has determined that 10 of the 11 directors nominated for re-election are independent. See “Director Independence and Independence Determinations” on page 18 of this Proxy Statement. Each of the Compensation Committee, Audit Committee, Risk Committee, Nominating and Governance Committee and Investment and Capital Markets Committee is comprised solely of independent directors. In addition, at each in-person Board meeting, the non-management directors are scheduled to meet in executive session with the Lead Director presiding at such meetings.

Finally, as described in more detail under “Specific Considerations Regarding 2011 Directors and Nominees”, the Lead Director and the independent directors have substantial experience with public company management and governance, in general, and the Company, in particular. At the same time, the combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chair of the Board has longstanding experience with property and casualty insurance and ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance shareholder value. In the Board’s view, this also enables it to better fulfill its risk oversight responsibilities, as described below. In addition, this enables the Chief Executive Officer to effectively communicate the Board’s view to management thereby ensuring a common purpose.

In summary, the Board believes the appropriate leadership structure depends on the opportunities and challenges facing a company at a given time and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would deprive the Company of benefits of its current leadership structure and would not result in better governance or oversight.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. Each of the committees also meet regularly in executive session.

Board and Committee Evaluations

Every year, the Board and each of its Committees evaluate and discuss their respective performance and effectiveness, as required by the Governance Guidelines. These evaluations cover a wide range of topics, including but not limited to, the fulfillment of the Board and Committee responsibilities identified in the Governance Guidelines and Committee charters, which are posted on our website at www.travelers.com under For Investors: Corporate Governance.

Communications with the Board

As described on our website at www.travelers.com, interested parties, including shareholders, who wish to communicate with a member or members of the Board, including the Chairman of the Nominating and Governance Committee, the non-employee directors as a group, the Lead Director or the Audit Committee, may do so by addressing their correspondence as follows: if intended for the full Board or one or more non-employee directors, to the Lead Director; if intended for the Lead Director, to Mr. John Dasburg; and if intended for the Audit Committee, to the Chairman of the Audit Committee. All such correspondence should be sent to the following address: c/o Corporate Secretary, The Travelers Companies, Inc., 385 Washington Street, Saint Paul,

Minnesota 55102. The office of the Corporate Secretary will forward all such correspondence to the appropriate person or persons.

Board’s Role in Risk Management; Enterprise Risk Management

Enterprise Risk Management is a company-wide initiative that involves the Board and management identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our Enterprise Risk Management activities involve the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. The Risk Committee and the other committees of the Board, as well as our separate management-level enterprise risk and underwriting risk committees, are key elements of our enterprise risk management structure and help to establish and reinforce our strong culture of risk management. For example, having both a Board Risk Committee that oversees operational risks and the Company’s Enterprise Risk Management activities, and a management-level enterprise risk committee that reports regularly to the Board Risk Committee, enables a high degree of coordination between management and the Board. We describe our Enterprise Risk Management function in more detail in our Annual Report on Form 10-K, under “Business—Enterprise Risk Management”. We also discuss the alignment of our executive compensation with our risk management under “Compensation Discussion and Analysis—Risk Management and Compensation” on page 30 of this Proxy Statement.

While the Risk Committee has oversight responsibility generally for our Enterprise Risk Management activities, the Board has allocated and delegated risk oversight responsibility to various committees of the Board in accordance with the following principles:

•  The Audit Committee is responsible for oversight of risks related to integrity of financial statements, including oversight of financial reporting principles and policies and internal controls, and oversight of the process for establishing insurance reserves.

•  The Risk Committee is responsible for oversight of risks related to business operations, including insurance underwriting and claims, reinsurance, catastrophe risk, credit risk in insurance operations, information technology and business continuity plans.

•  The Compensation Committee is responsible for oversight of risks related to compensation programs, including formulation, administration and regulatory compliance.

•  The Investment and Capital Markets Committee is responsible for oversight of risks in the Company’s investment portfolio (including valuation and credit risks), capital structure, financing arrangements and liquidity.

•  The Nominating and Governance Committee is responsible for oversight of risks related to corporate governance matters, including succession planning, director independence and related person transactions.

•  Each committee is responsible for monitoring reputational risk to the extent arising out of its allocated subject matter.

As a result, each Committee charter contains specific risk oversight functions delegated by the Board, consistent with the principles set forth above. In that way, risk oversight responsibilities are shared by all Committees of the Board and do not rest entirely with the Risk Committee. Further, we believe that allocating responsibility to a committee with relevant knowledge and experience improves the oversight of risk. Charters are available on the Company’s website at www.travelers.com under For Investors: Corporate Governance: Committee Charters, and responsibilities are summarized under “Board of Directors Information—Committees of the Board and Meetings” on page 11 of this Proxy Statement.

The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Company. On at least an annual basis, the Board reviews significant risks that management, through its Enterprise Risk Management efforts, has identified and then evaluates, and may change, the allocation among the various Committees of oversight responsibility for each identified risk. Further, each Committee periodically reports to the Board on its risk oversight activities. In addition, the Board has adopted a practice that at least annually, the Company’s chief risk officer will conduct a review of the interrelationships of risks and report the results to the Risk Committee and the Board. These reports and reviews are intended to inform the Board’s annual evaluation of the allocation of risk oversight responsibility.

ITEM 2—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for 2011.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of KPMG unless you specify otherwise. KPMG has served as the independent registered public accounting firm of the Company (including The St. Paul Companies, Inc. (“St. Paul”) and its subsidiaries prior to its merger with Travelers Property Casualty Corp. (“TPC”) that formed the Company (the “Merger”)) since 1968 and of TPC and its predecessors from December 1993 until the Merger.

Audit and Non-Audit Fees

In connection with the audit of the 2010 financial statements, we entered into an agreement with KPMG which set forth the terms by which KPMG would perform audit services for the Company.

The following table presents fees for professional services rendered by KPMG for the audit of our financial statements for 2010 and 2009 and fees billed for other services rendered by KPMG for those periods:

	2010	2009
Audit fees(1)	$8,668,682	$8,572,637
Audit-related fees(2)	739,536	637,958
Tax fees(3)	212,874	403,952
All other fees	—	—
Total:	$9,621,092	$9,614,547

(1)     Fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.

(2)    Services primarily consisted of audits of employee benefit plans and reports on internal controls not required by applicable regulations.

(3)    Tax fees related primarily to tax return preparation and assistance services and occasionally to domestic and international tax planning.

The Audit Committee of the Board considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee preapproves all audit and permitted non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized our Chief Auditor to approve KPMG’s commencement of work on permitted services within that budget, although the Chair of the Audit Committee must approve any permitted non-audit service within the budget if the expected cost for that service exceeds $100,000. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in “Board of Directors Information—Audit Committee” on page 11 of this Proxy Statement. Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

John H. Dasburg (Chair)	Thomas R. Hodgson
Alan L. Beller	Donald J. Shepard
Janet M. Dolan	Laurie J. Thomsen
Patricia L. Higgins

ITEM 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), shareholders are entitled to vote to approve the compensation of our named executive officers as disclosed on pages 28 through 63 of this Proxy Statement. While the Board intends to consider carefully the results of this vote, the final vote is advisory only and will not be binding on the Company or the Board.

The language of the resolution is as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

As described in those sections, including the Compensation Discussion and Analysis, our executive compensation programs include the following elements, consistent with our longtime philosophy:

•  A substantial majority of named executive officer compensation is performance-based. 94% of 2010 total direct compensation (that is, salary, bonus and equity) for the CEO was performance-based, and 87% of the average 2010 total direct compensation for the other named executive officers was performance-based. In addition, more than 40% of the average total direct compensation for the named executive officers consisted of equity-based awards, in the form of performance shares and stock options, which incentivize long-term performance and only vest after three years. Consistent with the foregoing, our compensation program de-emphasizes other non-performance-based elements of compensation like pension benefits and perquisites.

•  Performance-based compensation is linked to the achievement of our short- and long-term financial and strategic objectives. In particular, annual bonuses and payouts on performance shares depend, in large part, on management’s ability to develop and execute financial and operational plans consistent with our targeted returns on equity over time. Because return on equity is a function of both income and shareholders’ equity, it reflects the quality and profitability of our underwriting and investing activities and the strength of our capital management; as a result, using return on equity as a performance measure for compensation aligns compensation with the creation of shareholder value.

•  Consistent with our pay-for-performance philosophy, compensation has often increased or decreased significantly from year to year, based on results. For example, 2010 performance year bonuses for named executive officers were on average 13.4% lower than prior year bonuses, as the Compensation Committee concluded that total compensation should reflect not only outstanding individual and Company performance but should also take into account the decline in net income and return on equity that resulted from a number of factors, particularly significant increases in catastrophe losses that impacted the Company and the property and casualty industry.

Our “2010 Overview” in the Compensation Discussion and Analysis section highlights the strong results, on an absolute and relative basis, that led the Compensation Committee to make its 2010 compensation decisions. As it did last year, the Committee set total compensation for named executive officers as a group at what it believes will approximate the 75th percentile of the Compensation Comparison Group (as described in the Compensation Discussion and Analysis). The strong results included the following:

•  In 2010, we generated significant net income and net income per diluted share. In 2010, we recorded net income per diluted share of $6.62, the second highest in our history, and $3.216 billion of net income, the second highest of the 11 companies in our Compensation Comparison Group.

•  Our return on equity over time has been significant and consistent with our goals. From January 1, 2005 through December 31, 2010, we achieved an average annual operating return on equity of 14.1% and an average annual return on equity of 13.5%, which we believe is consistent with being able to achieve our financial goal of a mid-teens return on equity over time.

•  We have generated leading total returns to shareholders over time. Our five-year total return to shareholders (measured as the change in stock price over the five-year period ending December 31, 2010 plus the cumulative amount of dividends, assuming dividend reinvestment) was higher than the returns of all of our Compensation Comparison Group, and our three-year total return to shareholders

(for the period ending December 31, 2010) was higher than the returns of 10 of the 11 members of that group.

We believe that our strong performance, not only in 2010 but over the past few years, resulted in large measure from the successful execution of our long-term strategy over a multi-year time period and the careful balance of risk and reward. Further, we believe that our executive compensation program encourages and rewards a long-term focus.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ITEM 4—NON-BINDING VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Act, shareholders are also entitled to indicate their preference as to how frequently they would like to cast a non-binding vote on the compensation of our named executive officers. Shareholders may indicate whether they would prefer such vote occur every one, two or three years. While the Board intends to consider carefully the results of this vote, the vote is advisory only and will not be binding on the Company or the Board.

The Board of Directors believes that a non-binding vote on executive compensation every three years is more appropriate for the Company and its shareholders based on a number of considerations, including the following:

•  A consistent approach to compensation allows our executives to focus on executing long-term strategy. To encourage a long-term focus in an industry where results can be cyclical and volatile, the objectives and structure of the Company’s executive compensation program should not and do not change frequently. An advisory vote on compensation every three years, rather than a shorter cycle, is consistent with a compensation philosophy that is intended to be stable and reward performance over time.

•  A significant portion of the compensation paid to our named executive officers is intended to link their compensation with performance over a three-year period. Our long-term incentive awards, which during the past three years constituted more than 40% of the average total direct compensation for our named executive officers, do not vest until three years after grant. Moreover, the vesting percentage for performance shares is based on adjusted returns on equity over a three-year performance period.

•  A three-year cycle allows for thoughtful evaluation of compensation and consideration and implementation of changes. A three-year cycle will provide shareholders with greater opportunity to evaluate the effectiveness of the Company’s short-term and long-term incentive programs in driving performance over time, and to share their views with the Company regarding its executive compensation program. The longer cycle will also give the Board increased time to consider that input and implement any changes thoughtfully and effectively. A shorter cycle does not allow for the same degree of consideration and thoughtful implementation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EVERY “THREE YEARS” WITH RESPECT TO THE FREQUENCY OF NON-BINDING SHAREHOLDER VOTES TO APPROVE EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement explains our compensation philosophy and describes how our compensation programs are designed and operate with respect to our named executive officers for whom compensation is disclosed in the tables below.

2010 Overview

In 2010, Travelers and its competitors continued to face a challenging business environment that was impacted by the disruption in the economy and financial markets that began in 2008 and continued, with somewhat moderated severity, through 2010. This business environment significantly affected underwriting and investment income.

•  Although the U.S. experienced some growth in gross domestic product after the steepest decline in gross domestic product since 1982, unemployment remained at high levels. Continued lower levels of economic activity resulted in reduced insured exposures of policyholders as compared to prior years. Further, economic conditions made it difficult for property and casualty companies to increase premium rates for business insurance.

•  In addition, yields on fixed-income securities fell to their lowest levels in decades. In particular, short-term yields remained exceptionally low throughout 2010, which significantly and adversely impacted investment income. Further, for much of 2010, challenging, although somewhat improved, conditions persisted for our non-fixed income portfolio.

In addition to the difficult economic and insurance market conditions, the insurance industry, including Travelers, was impacted by significant catastrophe losses in 2010. For example, in 2010 there were 81 federally declared disaster areas in the U.S. resulting from catastrophes, a new record. Our catastrophe losses in 2010 were more than twice the level of the prior year.

Despite the challenging business environment and significant catastrophe losses, we continued to perform strongly, both on an absolute and a relative basis, as evidenced by the following:

For definitions of return on equity and operating return on equity used in this Proxy Statement and reconciliations of these measures, see “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 71 of this Proxy Statement.

•  Generated Significant Net Income and Return on Equity.  In 2010, we recorded net income per diluted share of $6.62, the second highest in our history, and $3.216 billion of net income, the second highest in our “Compensation Comparison Group”, the 11 companies that the Compensation Committee believes to be an appropriate reference group for our compensation practices. Net income per diluted share in 2010 was 5% higher than in 2009 and 38% higher than in 2008. Return on equity in 2010 substantially exceeded our business plan and, in light of operating conditions, we believe our performance was consistent with being able to achieve our financial goal of a mid-teens return on equity over time.

•  Increased Book Value per Share and Returned Significant Excess Capital to our Shareholders.  During 2010, we increased our book value per share by 11%, after returning to shareholders approximately $5 billion through share repurchases and $670 million through dividends. From the beginning of 2008 to the end of 2010, our book value per share increased by approximately 38%, a greater percentage than eight of the 11 companies in our Compensation Comparison Group. During the same period, four of the 11 companies in our Compensation Comparison Group had decreases in their book value per share. We were able to accomplish this strong book value per share growth while returning more capital to our shareholders through share repurchases and dividends, as a percentage of market capitalization, than any member of the Compensation Comparison Group over the last three years.

•  Total Return to Shareholders over Three-Year and Five-Year Periods Higher than Virtually All of Peer Group.  From the beginning of 2008 to the end of 2010, we generated a higher total return to shareholders (measured as the change in the stock price plus the cumulative amount of dividends, assuming dividend reinvestment) than 10 of the 11 companies in our Compensation Comparison Group. Our five-year total return to shareholders ranks first among our Compensation Comparison Group.

•  Continued Strong Financial Condition.  All of our financial strength indicators were at or better than our target levels as of December 31, 2010, including our debt-to-capital ratio. During 2010, AM Best upgraded our senior debt ratings from “a-” to “a”. Rating agencies downgraded the financial strength, debt ratings or outlook of five of the members of our Compensation Comparison Group during 2010. Between 2008 and 2010, all of our financial strength and debt ratings were affirmed or (in the case of AM Best’s debt ratings in 2010 and Moody’s financial strength and debt ratings in 2008) upgraded. In contrast, between 2008 and 2010, nine members of our Compensation Comparison Group had their financial strength, debt ratings or outlook downgraded.

•  Increased Market Share.  For the fourth consecutive year, in 2010, we increased our business and personal insurance net written premiums at a higher rate than the average increase of the companies in our property and casualty insurance competitor peer group (as defined under “Performance-Based Annual Cash Bonus” below).

We believe that our strong 2010 performance resulted in large measure from the successful execution of our long-term strategy over a multi-year time period. As previously disclosed, we aspire to achieve a return on equity in the mid-teens over time. We believe that this goal is consistent with our careful balance of risk and reward and encourages a long-term perspective. This goal also recognizes the historic cyclicality of our business resulting from general economic conditions, the investment environment and pricing in the insurance industry, as well as the variability in our financial results from period to period. The variability in our business is due in large part to the periodic occurrence of catastrophes and the fact that claim and claim adjustment expenses develop over time, particularly in longer tail insurance lines, and may result in prior year reserve development. From 2005 (the first full year after the merger between St. Paul and TPC that formed the Company) through December 31, 2010, we achieved an average annual operating return on equity of 14.1% and an average annual return on equity of 13.5%, which we believe is consistent with being able to achieve our return on equity goals over time.

As part of our longstanding philosophy of pay for performance, the Compensation Committee believes that, when we and our named executive officers perform at superior levels, total compensation for these executive officers should be above the median of the compensation levels for equivalent positions in the Compensation Comparison Group.

Specifically, in determining the amount of performance-based compensation paid to our named executive officers, the Compensation Committee considered, among other things:

•  Our strong performance in light of the challenging environment in which we operated and our performance as compared to the companies in our Compensation Comparison Group, including as described above under “2010 Overview”.

•  That, while performance was strong on both an absolute and relative basis as described above, net income declined 11%, as compared to the prior year, and return on equity was 12.1%, as compared to 13.5% in the prior year. In evaluating these results, the Compensation Committee considered the impact of catastrophe losses, which were more than twice 2009 levels. If such losses had remained at 2009 levels, the Company’s net income and return on equity would not have declined. The Compensation Committee also noted that the property and casualty industry broadly faced similar challenging conditions.

Based on the considerations discussed above, the Compensation Committee concluded that the Company’s results were in the top tier of the Compensation Comparison Group and that the named executive officers performed at superior levels. In addition, the Compensation Committee concluded that our named executive officers should receive total compensation for performance year 2010 that would reward them for outstanding individual and Company performance, but would also take into account the catastrophe losses and other factors that led the Company to have a decline in net income and return on equity as compared to 2009.

Because the Compensation Committee believed that overall 2010 performance was strong as described above, the Compensation Committee, based on the advice of its compensation consultant, made 2010 performance-based compensation decisions generally by starting with 2009 compensation levels. In doing this, the Compensation Committee utilized an analysis showing that the named executive officers’ total compensation in the prior year approximated the 75th percentile of our Compensation Comparison Group (which was the Committee’s intent when it awarded that compensation). The Compensation Committee also considered guidance provided by its compensation consultant that, because the difficult operating environment and catastrophe losses would likely impact earnings for property casualty companies in the Compensation Comparison Group, the 75th percentile for total compensation would likely be lower this year than in the prior year—thus a downward adjustment to compensation was appropriate.

Accordingly, in February 2011, the Compensation Committee made the following compensation decisions with respect to the named executive officers’ 2010 performance:

•  The annual cash bonus paid to the CEO, and the average annual cash bonus paid to the other named executive officers as a group, decreased by 16.7% and 11.5%, respectively.

•  The stock-based long-term incentive compensation awarded to the CEO declined by 18% from 2009. The stock-based long-term compensation awarded to the other named executive officers was generally unchanged from 2009.

In addition, the Compensation Committee decided not to change the named executive officer’s base salary levels for 2011.

Risk Management and Compensation

The Compensation Committee believes that our stable performance over time is attributable in part to our strong culture of risk management. The Risk Committee and the other committees of the Board, as well as our separate management-level enterprise risk and underwriting risk committees, are key elements of our enterprise risk management structure. Our compensation structure is designed to reinforce this culture. The Compensation Committee believes that our compensation structure encourages a careful balance of risk and reward, both on an individual risk basis and in the aggregate on a Company-wide basis, and promotes a long-term perspective.

As discussed in more detail below, consistent with our goal of achieving a return on equity in the mid-teens over time, the Compensation Committee selected adjusted operating return on equity as the quantitative performance measure for the performance share portion of our stock-based long-term incentive program and as a component for determining amounts paid under our annual bonus program. Because operating return on equity is a function of both operating income and shareholders’ equity, it encourages senior executives, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investing activities and capital management.

In addition, the long-term nature of our stock-based incentive awards (which do not vest until three-years after the award), our significant executive stock ownership requirements (described below) and the fact that more than 40% of our named executive officers’ compensation in the aggregate was in the form of long-term, stock-based incentives in each of 2008, 2009 and 2010, all encourage prudent enterprise risk management and discourage excessive risk taking to achieve short-term gains. Moreover, neither the long-term incentive awards nor annual bonuses require growth in revenues or earnings in order for our executives to be rewarded, and none of our employees are paid based on a formulaic percentage of revenues or profits. As a result of this and the mix of short- and long-term performance criteria, the Compensation Committee believes that our executives are not incentivized to employ disproportionately risky growth strategies.

Furthermore, the Compensation Committee’s compensation consultant evaluates and advises the Compensation Committee as to the design and risk implications of our incentive plans and other aspects of our compensation programs to ensure that the mix of compensation, the balance of performance metrics and the overall compensation framework all support our short- and long-term objectives.

Objectives of Our Executive Compensation Program

The following five primary objectives of our executive compensation program have been approved by the Compensation Committee.

1.    Link compensation to the achievement of our short- and long-term financial and strategic objectives

The Compensation Committee believes that a properly structured compensation system should measure and reward performance on multiple bases. To ensure an appropriate degree of balance in the program, the compensation system is designed to measure short- and long-term financial and operating performance, the efficiency with which capital is employed in the business, the effective management of risk, the achievement of strategic initiatives and the individual performance of each executive.

The Compensation Committee further believes that an executive’s total compensation opportunity should be commensurate with his or her position and level of responsibility. Accordingly, the proportion of total compensation that is performance-based increases with successively higher levels of responsibility. Thus, the senior-most executives who are responsible for the development and execution of our strategic and financial plans have the largest portion of their compensation tied to performance-based incentives, including equity-based compensation, where the ultimate value is completely or partly dependent on changes in stock price and return on equity.

2.    Provide competitive compensation opportunities to attract, retain and motivate high-performing executive talent

Our overall compensation levels are targeted to attract and retain the best executives in light of the competition for executive talent. While the CEO’s salary, which has not changed since 2001, approximates the 25th percentile, the Compensation Committee generally targets base salary for executive officers, including the named executive officers, at the 50th percentile for equivalent positions at the Compensation Comparison Group. In addition, the Compensation Committee believes that, when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be above the median of the compensation levels for equivalent positions in the Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lesser levels.

The Compensation Committee may also take into account other relevant facts and circumstances in awarding compensation in order to attract, retain and motivate high-performing executive talent.

In determining compensation levels in 2010, the Compensation Committee focused on total compensation (which includes other elements of compensation such as pension and perquisites in addition to base salary, annual cash bonus and stock-based long-term incentives) because it believes that total compensation is a better measure of comparability. The Company’s compensation program de-emphasizes pension and perquisites.

3.    Align the interests of management and shareholders by paying a substantial portion of total compensation in equity-based incentives and ensuring that executives accumulate meaningful stock ownership stakes over their tenure

The Compensation Committee believes that the interests of executives and shareholders should be aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based compensation. The components of stock-based compensation granted to the named executive officers in 2010 and 2011 were stock options and performance shares. In addition, as discussed below, senior executives are expected to achieve specified stock ownership targets prior to selling any stock acquired upon the exercise of stock options or the vesting of performance shares or restricted stock units. The portion of total compensation attributable to stock-based programs, and the expected level of executive stock ownership, increases with successively higher levels of responsibility.

4.   Maximize, to the extent equitable and practicable, the financial efficiency of the overall compensation program from tax, accounting, cash flow and share dilution perspectives

We make reasonable efforts to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Internal Revenue Code prohibits us from deducting compensation in excess of $1 million paid to most of the named executive officers, unless specified requirements are met, including that such amounts be considered “qualified performance-based compensation” under Section 162(m).

However, the Compensation Committee, in its discretion, may approve compensation that does not qualify for a deduction under Section 162(m) if it determines that it is appropriate to do so in light of other competing interests and goals, such as the attraction and retention of key executives.

As part of the process of approving the initial design of incentive plans, or any subsequent modifications made to such plans, and determining awards under the plans, the Compensation Committee also evaluates the aggregate economic costs of such compensation, the expected accounting treatment and the impact on our financial results. The Compensation Committee attempts to balance the various financial implications of each program to ensure that the system is as efficient as possible and that unnecessary costs are avoided.

5.    Reflect established and evolving corporate governance standards

The Compensation Committee, with the assistance of our Human Resources Department and the Committee’s compensation consultant, stays abreast of current and developing corporate governance standards and trends with respect to executive compensation and adjusts the various elements of our executive compensation program, from time to time, as it deems appropriate.

Compensation Determination Process

The Compensation Committee is responsible for setting our executive compensation objectives and policies, establishing our executive compensation program consistent with those objectives and policies and determining the compensation for our CEO and members of our Management Committee who are executive officers or direct reports of the CEO. Determining the appropriate level of executive compensation is not an exact science or a formulaic process and involves careful deliberation and business judgment. As described more fully below, in determining executive compensation, the Compensation Committee reviews all components of the named executive officers’ compensation and takes into account a number of variables. The Compensation Committee also receives and considers the advice of its compensation consultant.

The CEO’s compensation was determined by the Compensation Committee based on the prior year’s compensation levels adjusted to reflect the Compensation Committee’s assessment of our overall performance and the individual performance of the CEO during 2010. The Compensation Committee also reviewed the most recent publicly available comparable compensation data (that is, 2009 performance year compensation) for the Compensation Comparison Group.

With respect to compensation for the other named executive officers, the Compensation Committee generally considers a variety of factors, including Company and individual performance, prior year compensation levels, the recommendations of the CEO and comparable compensation data for the Compensation Comparison Group.

Compensation Comparison Group

The Compensation Comparison Group consisted of the following companies in the property and casualty insurance business:

•         ACE Ltd.

•         Allstate Corporation

•         Chubb Corporation

•         Hartford Financial Services Group

•         Progressive Corporation

The Compensation Comparison Group also included the following general financial services and life and health insurance companies:

•         Aetna, Inc.

•         American Express

•         CIGNA Corporation

•         Manulife Financial Corporation

•         MetLife Inc.

•         Prudential Financial Inc.

The Compensation Comparison Group includes (1) our key competitors in the property and casualty insurance industry and (2) general financial services and life and health insurance companies. We regard these general financial services and life and health insurance companies as potential competition for executive talent. The Compensation Comparison Group did not change from the prior year. The Compensation Committee noted that the most current compensation data available for the Compensation Comparison Group was for the 2009 performance year, when a number of members of the Compensation Comparison Group experienced significant financial distress and a decrease in compensation levels.

The factors considered by the Compensation Committee in determining the total compensation of the named executive officers are described below.

Compensation Elements

We deliver executive compensation through a combination of base salary and performance-based compensation consisting of annual cash bonus and stock-based, long-term incentive awards. We also provide benefits and limited perquisites. Total direct compensation for a performance year consists of base salary, along with annual cash bonuses paid and stock-based long-term incentive awards granted to our named executive officers in February of each year with respect to the performance in the prior year.

•

In accordance with our philosophy that overall compensation should be competitive and that the compensation of the named executive officers should be most heavily dependent upon individual and Company performance, these executives receive a higher portion of total annual compensation in the form of performance-based compensation (consisting of annual cash bonuses and stock-based long-term incentive awards) as compared to other of our employees. Further, in support of pay-for-performance objectives, the portion of total direct compensation delivered through stock-based long-term incentives increases with successively higher levels of responsibility. As a result, the senior-most executives are held most accountable for changes in stock price and multi-year return on equity objectives.

•

For the 2009 and 2010 performance years, the Compensation Committee has determined that the allocation of compensation between performance-based annual cash bonus and stock-based long-term incentives should be somewhat more heavily weighted towards cash bonus as compared to the Compensation Comparison Group. The Compensation Committee believes this allocation is appropriate in light of the fact that a higher percentage of the named executive officers’ total compensation is performance-based as compared to the Compensation Comparison Group. In particular, all of the equity awards made to the named executive officers are performance-based and our compensation program de-emphasizes other elements of compensation like pension benefits and perquisites.

•

The components of stock-based compensation granted to the named executive officers in 2010 and 2011 were stock options and performance shares. Because performance shares only vest if adjusted return on equity thresholds are met, and because options provide value only if our stock price appreciates, the Compensation Committee believes that such compensation is all performance-based; that is, it does not include awards where compensation is earned solely due to the passage of time, without regard to performance.

Total Direct Compensation

The following table sets forth the composition of total direct compensation for the CEO and our other named executive officers for the 2010 performance year:

	Percentage of Total Direct Compensation of CEO	Percentage of Average Total Direct Compensation of Other NEOs
Current Base Salary Rate	6.1%	12.6%
Performance-Based Annual Cash Bonus	38.5%	47.7%
Performance-Based Long-Term Stock Incentives	55.4%	39.7%

Base Salary

The Compensation Committee generally sets base salary for executive officers, including the named executive officers, at a level that is targeted at the 50th percentile for equivalent positions in the Compensation Comparison Group. This positioning is targeted because, among other things, it helps us to attract and retain high-quality talent and enables us to grant the substantial majority of our named executive officers’ compensation in the form of variable performance-based compensation.

Individual salaries may range above or below the median based on a variety of factors, including the potential impact of the executive’s role at the Company, the terms of the executive’s employment agreement, if any, the experience the executive brings to the position and the performance and potential of the executive in his or her role. Base salaries are reviewed annually, and adjustments are made from time to time as the Compensation Committee deems appropriate to recognize performance, changes in duties and/or changes in the competitive marketplace.

Further, because salaries for named executive officers are typically changed infrequently, at the time the Compensation Committee increases the salaries of executives who have not received an increase in several years, such salaries on average may initially be somewhat higher than the 50th percentile indicated by the most recently available data on the basis that over time they are expected to approximate the 50th percentile.

In February 2010, the Compensation Committee increased the base salaries of the named executive officers other than the CEO and COO by $50,000 each and increased the base salary of the COO by $150,000. Such salary increases were effective April 1, 2010. The CEO’s base salary was not changed. For the COO, the increase in salary was intended to position him at approximately the 50th percentile of Chief Operating Officers in the Compensation Comparison Group and was based in part on the fact that the COO last received a salary increase in 2005.

In February 2011, the Compensation Committee decided not to change the base salaries of the named executive officers.

The CEO’s 2010 and 2011 base salary of $1,000,000 was at approximately the 25th percentile of the Compensation Comparison Group. The CEO’s base salary has not changed since he joined the Company in 2001.

Performance-Based Annual Cash Bonus

The named executive officers are eligible to earn annual cash bonuses under the Senior Executive Performance Plan, a plan approved by our shareholders in 2002. Annual bonuses are short-term compensation awards that are based upon the individual performance of each executive as well as that of the Company as a whole. These bonuses are intended to motivate and promote the achievement of our operating performance objectives and strategic initiatives that are important to our success, as well as individual contributions toward those ends.

Description of Senior Executive Performance Plan. The Senior Executive Performance Plan is designed to comply with the “qualified performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code and accordingly contains a formula that was approved by shareholders and was used to determine the maximum amount of annual bonus awards that could be paid to the named executive officers and be fully tax deductible. In addition, under the Senior Executive Performance Plan, the Compensation Committee sets the potential maximum award for each named executive officer as a percentage of the aggregate pool on an annual basis.

The bonus pool determined under the Senior Executive Performance Plan is not an expectation of the amount of bonuses that will actually be paid. Rather, the bonus pool and the maximum individual allocations established thereunder represent the maximum amount of bonus awards that the Compensation Committee may approve as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m). Accordingly, the Compensation Committee may determine, in its discretion, not to grant bonuses. Alternatively, even if the target under the Senior Executive Performance Plan is not achieved and no bonus pool is available under the Senior Executive Performance Plan, the Compensation Committee could award bonuses to the named executive officers if, in the exercise of its business judgment, the Compensation Committee determines that they are warranted under the circumstances and in the best interest of the Company. In such a case, the bonuses would be awarded outside the Senior Executive Performance Plan and would not qualify as “performance-based compensation” under Section 162(m).

The formula in the Senior Executive Performance Plan provides generally that, if our return on equity (determined by dividing “after-tax operating earnings” (as defined) by total common shareholders’ equity as of the beginning of the fiscal year, adjusted to exclude net unrealized appreciation or depreciation of investments) is greater than 8%, then the pool available to pay bonuses will equal 1.5% of the after-tax operating earnings. The Senior Executive Performance Plan defines “after-tax operating earnings” as our net income from continuing operations for the performance period as reported in our financial statements for the performance period, adjusted to eliminate the after-tax effects of the following items:

•	net realized investment gains or losses in our fixed maturities and real estate portfolios;

•	extraordinary items and the cumulative effect of accounting changes as each is defined by U.S. generally accepted accounting principles (“GAAP”);

•	restructuring charges;

•	losses in our “core” businesses from officially designated catastrophes; and

•	underwriting results of our “non-core”, or exited, businesses placed into run-off.

Description of Performance-Year 2010 Bonuses Paid under the Senior Executive Performance Plan. Due to our substantial after-tax operating earnings in 2010, we achieved a return on equity, as defined under the Senior Executive Performance Plan, of 14.97%, which resulted in a pool of $57.21 million available for bonuses for the named executive officers that would be deductible under Section 162(m). For the 2010 performance period, the maximum percentage of the pool payable to each of the named executive officers was set at 35% for the CEO, 20% for the next most highly compensated named executive officer and 15% for the other named executive officers.

Because the amount of our after-tax operating earnings generated a larger bonus pool than was necessary for awarding bonuses consistent with the Compensation Committee’s objectives, the Compensation Committee, as it has done in prior years, exercised its discretion to award less than the maximum amount that could have been awarded under the Plan as “qualified performance-based compensation”. As discussed below, the Compensation Committee awarded a total of $17.4 million in bonuses to the named executive officers for the 2010 performance period.

In determining the actual annual bonuses awarded, the Compensation Committee applied its business judgment and considered a number of factors, including:

•	Company, business segment and/or investment results relative to the various financial measures set forth in our 2010 business plan that was established and approved by the Board at the end of 2009;

•	the performance of the executive;

•	compensation market practices as reflected by the Compensation Comparison Group in the most recent publicly available data;

•	our performance relative to the companies in the Compensation Comparison Group (with a particular emphasis on return on equity); and

•	past awards to the executive.

In determining these bonuses, the Compensation Committee also considered additional qualitative factors, such as:

•	the strategic positioning of the Company and the applicable business unit;

•	the progress made on strategic and technology initiatives;

•	the identification and achievement of cost efficiencies (or, when appropriate, the maintenance of a business segment’s cost competitiveness);

•	the effective management of risk;

•	the demonstration of leadership, teamwork and innovation; and

•	the extent of accomplishment of the applicable business unit’s business plan.

With regard to CEO performance, the Compensation Committee also considered his development of management expertise, management depth and succession plans.

The achievement, or inability to achieve, any particular financial or operational measure in a given year neither guarantees nor precludes the payment of an award but is considered by the Compensation Committee as one of several factors in light of the other factors noted and any additional information available to it at the time, including, without limitation, market conditions in general. The Compensation Committee does not use a formula or assign any particular relative weighting to any performance measure. However, the Compensation Committee generally weighs financial performance (particularly return on equity) and comparable compensation information more heavily than other factors.

The Compensation Committee believes that a formulaic approach to compensation could result in unintended consequences and is not an appropriate substitute for the Compensation Committee’s thorough deliberation and business judgment. The Compensation Committee evaluates performance as a whole, and no specific financial or operational measure, other than return on equity (as discussed below), is material on its own in setting compensation levels.

As one part of evaluating the foregoing factors for 2010, the Compensation Committee established in February 2010 the two specific executive management performance goals discussed below, and, in setting compensation for the 2010 performance year, considered management’s progress in achieving these specific goals.

1.                   Achieve 2010 financial objectives—return on equity

One of management’s important responsibilities is to produce an appropriate return on equity for our shareholders and to develop and execute financial and operational plans consistent with our financial goal of achieving a mid-teens return on equity over time. The Compensation Committee also recognizes, however, the historic cyclicality of our business and that there may be times when the return on equity achievable in a given year is greater than, or less than, a mid-teens level.

The Compensation Committee also understands that our business is subject to natural and man-made catastrophic events, as well as to various types of prior year reserve development. The Compensation Committee believes that, while the impact of catastrophes in any given year can produce significant volatility, management’s plan to manage volatility and earn a return on capital committed to insurance in catastrophe-prone areas must be long-term in nature.

During 2010, the Compensation Committee reviewed management’s progress in meeting a broad range of financial and operational metrics included in the financial plan approved by the Board at the end of the prior year. On a quarterly basis, the Compensation Committee evaluated the Company’s performance in respect of these metrics, including premium revenues, investment income, insurance losses, expense management and the resulting operating income. However, while the Compensation Committee evaluated a broad range of metrics quarterly, no one metric was material and the Compensation Committee evaluated such data in light of the goal of achieving a mid-teens return on equity over time. Accordingly, the Compensation Committee placed considerable importance on our return on equity (particularly operating return on equity), both on an as-reported basis and as adjusted to exclude the cost of catastrophes and prior year reserve development related to asbestos and environmental coverages. Prior period reserve developments related to asbestos and environmental coverages were excluded because, to a significant degree, they relate to policies that were written decades ago and, particularly in the case of asbestos, arise to a significant extent as a result of court decisions and other trends that have attempted to expand insurance coverage far beyond what we believe to be the intent of the original parties. Accordingly, the financial impact is largely beyond the control of current management. In terms of evaluating the appropriateness of the return on equity for 2010 and for any other particular period, the Compensation Committee considers our return on equity relative to the Compensation Comparison Group and relative to our cost of equity.

When the Board approved our 2010 business plan, both management and the Board believed the plan to be reasonably difficult to achieve. That plan targeted an operating return on equity of 10.7% and an operating return on equity, adjusted to exclude catastrophes, of approximately 12.3%. The targeted returns reflected management’s expectation of continued margin compression from anticipated pricing and loss cost trends in 2010. We significantly exceeded both targets in 2010, with an operating return on equity of 12.5% and an operating return on equity, excluding catastrophes and prior year reserve development related to asbestos and environmental coverages, of 15.7%. These results reflected solid underwriting performance, including favorable prior year reserve development not related to asbestos and environmental matters. The results also reflected solid investment performance, particularly in our long-term fixed income portfolio and (given challenging but somewhat improving conditions) in our non-fixed income portfolio. Our short-term fixed income portfolio, however, continued to be adversely impacted by historically low interest rates. Finally, the results reflected the favorable impact of the Company’s capital management, particularly its share repurchase program, which increased in size in 2010.

2.                   Gain market share as appropriate for market conditions

The Compensation Committee also reviewed changes, in light of market conditions, in our net written premiums and compared that to the business plan in each of our business segments. The Compensation Committee also reviewed our annual net written premiums as compared to a peer group of competitors in the property and casualty insurance business (a larger group than just the property and casualty companies included in the Compensation Comparison Group), on both an aggregated peer group basis and individually. These competitors were:

•         ACE Ltd. (in North America)

•         Allstate Corporation

•         American International Group (in the U.S.)

•         Chubb Corporation

•         Cincinnati Financial Corporation

•         CNA Corporation

•         Hartford Financial Services Group

•         Liberty Mutual Group, Inc.

•         Progressive Corporation

•         XL Capital Ltd.

In 2010, for the fourth consecutive year, our net written premium changes were better than the average of the changes of our competitor peer group. As a result, we believe that we have expanded our share of the business and personal insurance markets to a greater degree than that peer group. Further, our 2010 net written premiums of $21.6 billion were only 4% lower than our business plan, notwithstanding the impact on insured exposures and pricing resulting from the challenging economic environment and insurance marketplace. Accordingly, the Compensation Committee believes that our level of net written premiums was generally consistent with our business plan in light of market conditions and our response to those conditions.

*    *    *

At its February 2011 meeting, the Compensation Committee considered the quantitative and qualitative factors described above and the substantial contributions made by the named executive officers in achieving the 2010 performance goals described above, including the performance of the Company relative to the Compensation Comparison Group. This included the strong absolute and relative performance described under “2010 Overview”. The Compensation Committee believed that all of the named executive officers individually performed at superior levels and contributed substantially to our results. The Compensation Committee also placed significant weight on the fact that the executive officers, including the named executive officers, were highly effective working as a team. The cash bonus for Mr. Fishman in particular recognizes his company and industry leadership, strategic vision and oversight of the successful implementation of the long-term strategy that distinguished the Company among financial services firms during the recent economic disruption; his ability to attract, retain and motivate a strong senior management team; and, more broadly, his cultivation of an effective corporate culture that prioritizes a proper balance of risk and reward. The cash bonus amounts for the other named executive officers recognize their superior individual performances and the scope of their respective responsibilities. Notwithstanding the superior individual performance and top tier company performance in 2010, the cash bonus amounts reflect the fact that, while performance was strong, net income and return on equity declined from 2009 levels due to a number of factors, particularly the impact of catastrophe losses that were twice as high as in the prior year. They also reflect the advice of the Compensation Committee’s compensation consultant that, because the challenging operating environment and catastrophe losses would likely impact earnings for property casualty companies in the Compensation Comparison Group, total compensation for that group would likely be lower this year than in the prior year; thus a downward adjustment to named executive officer compensation was appropriate.

In light of the foregoing, the Compensation Committee determined in its judgment to award a cash bonus of $6.25 million to the CEO and, as set forth in more detail under “Total Direct Compensation for 2010”, an average cash bonus of $2.79 million to the other named executive officers. These bonuses were down 16.7% and 11.5%, respectively, from prior year bonuses.

Stock-Based Long-Term Incentives

As described below, in 2010, performance-based long-term compensation was awarded to the named executive officers in the form of stock options and performance shares. Our stock-based long-term incentive awards are designed to further our goals described under “Objectives of our Compensation Program”, including ensuring that our executive officers have a continuing stake in our long-term success and manage the business with a long-term risk-adjusted perspective.

At its February 2010 meeting, the Compensation Committee awarded the named executive officers (other than the CEO) annual stock-based long-term incentive grants equal to approximately $2.4 million on average. The Compensation Committee set the amount of such incentive grants in light of the Company’s and the named executive officers’ strong performance in 2009 and in order to position the total compensation of the named executive officers as a group in the top quartile of the Compensation Comparison Group.

At its February 2011 meeting, the Compensation Committee awarded the named executive officers (other than the CEO) annual stock-based long-term incentive grants equal to approximately $2.3 million on average. The Compensation

Committee set the amount of such incentive grants in light of the Company’s and the named executive officers’ strong performance in 2010 and in order to position the total compensation of the named executive officers as a group in what the Compensation Committee believes will be the top quartile of the Compensation Comparison Group for the 2010 performance year. The Compensation Committee also considered that the absolute grant date value of the grants, while approximately even with the prior year grants, was modestly lower as a percentage of base salary in effect at the time of grant. The Compensation Committee determined this was appropriate in light of the fact that net income and return on equity declined from 2009 levels and that such decline was due to a number of factors, particularly the impact of higher catastrophe losses.

At its February 2010 meeting, the Compensation Committee awarded the CEO stock-based long-term compensation with a grant date fair value equal to $11 million because it believed that such an award was appropriate in light of the CEO’s and the Company’s 2009 performance and the fact that such a grant would position his total compensation in the top quartile of the Compensation Comparison Group based on the most recent data available.

At its February 2011 meeting, the Compensation Committee awarded the CEO stock-based long-term incentive grants with a grant date fair value of $9 million, which was 18% lower than the prior year grant. The Compensation Committee believed that such an award was appropriate in light of his and the Company’s strong 2010 performance and in light of the Compensation Committee’s objective of continuing to pay total compensation for named executive officers as a group at what it believes will approximate the top quartile of the Compensation Comparison Group. They also believed it was appropriate to reduce the CEO’s equity grant from the prior year level in light of the fact that net income and return on equity declined from 2009 levels and that such decline was due to a number of factors, particularly the impact of higher catastrophe losses.

The value of stock-based long-term incentive awards at the time of vesting or exercise (in the case of stock options) may be greater than or less than the grant date fair value, depending upon our operating performance and changes in the value of our stock price. Unless otherwise noted, the grant date fair values of long-term incentive awards are computed in accordance with the accounting standards described in footnote 2 to the Summary Compensation Table on page 46.

As part of the Compensation Committee’s process of evaluating whether our aggregate stock-based long-term incentive awards represent reasonable grants of compensation, its compensation consultant conducts an annual review of the economic costs and potential share dilution of our stock-based compensation, as well as the economic costs and potential share dilution relative to the Compensation Comparison Group based upon the most recently available public information.

Based on the results of these reviews as well as our historic grant patterns, in February 2010 the Compensation Committee granted approximately $124.4 million in grant date fair value of annual equity awards to approximately 5,800 employees in respect of 2009 performance. Those awards fell within the budget established by the Compensation Committee for all equity incentive awards to our employees, including the named executive officers. The compensation consultant advised the Compensation Committee that the 2010 stock-based long-term incentive award budget of approximately $124.4 million fell within the range of the equity award practices of the Compensation Comparison Group based on the most recently available public information.

In February 2011, the Compensation Committee granted approximately $123.3 million in grant date fair value of annual equity awards to approximately 5,900 employees in respect of 2010 performance. The compensation consultant advised the Compensation Committee that the 2011 stock-based long-term incentive award level of approximately $123.3 million fell within the range of the equity award practices of the Compensation Comparison Group based on the most recently available public information.

The Compensation Committee, with advice from its compensation consultant, developed guidelines for the allocation of annual grants of equity compensation between stock options and performance shares. These allocations are intended to result in a mix of long-term incentives that is sufficiently performance-based and will result in (1) a large component of total compensation being variable and tied to the achievement of specific, multi-year operating performance objectives and (2) an appropriate portion being tied solely to changes in shareholder value. Under the guidelines, the mix of long-term incentives for the named executive officers is approximately 40% stock options and 60% performance shares, based on the grant date fair value of the awards. The mix of long-term incentive compensation reflects the Compensation Committee’s judgment as to the appropriate balance of these incentives to achieve its objectives. While the grant date fair values of equity awards granted to named executive officers take into account both individual and Company performance, the mix of equity incentives does not. For details of the equity awards granted in calendar year 2010, refer to the “Tabular Executive Compensation Disclosure—Grants of Plan-Based Awards in 2010” on page 48.

Stock Options. All stock options are granted with an exercise price equal to the closing price of the underlying shares on the date of grant. Our annual award of stock options generally has an expiration date of ten years from the date of grant, vests 100% three years after the date of grant and does not accelerate upon a change of control. Under the 2004 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders.

The Compensation Committee’s annual option award to the CEO had a grant date fair value of $4.4 million for the February 2010 award and $3.6 million for the February 2011 award. The Compensation Committee’s annual option awards to the other named executive officers had an average grant date fair value of approximately $950,000 for the February 2010 awards and $927,500 for the February 2011 awards.

Performance Shares. Under our program for granting performance shares, we may grant performance shares to certain of our employees who hold positions of Vice President (or its equivalent) or above, including the named executive officers. These awards provide the recipient with the right to receive a variable number of shares of our common stock based upon our attainment of specified performance goals discussed below. The performance goals for performance share awards granted in 2010 are based upon our attaining various adjusted returns on equity over a three-year performance period commencing January 1, 2010 and ending December 31, 2012 (“Performance Period Return on Equity”). Performance Period Return on Equity is the average of the “Adjusted Return on Equity” for each of the three calendar years in the Performance Period Return on Equity. The “Adjusted Return on Equity” for each calendar year is determined by dividing “Adjusted Operating Income” by “Adjusted Shareholders’ Equity” for the year, as defined below.

“Adjusted Operating Income”, as defined in the Performance Share Awards Program, excludes the after-tax effects of:

•	specified losses from officially designated catastrophes,

•	asbestos and environmental reserve charges or releases,

•	net realized investment gains or losses in the fixed maturities and real estate portfolios,

•	extraordinary items and

•

restructuring charges and the cumulative effect of accounting changes and federal income tax rate changes, each as defined by GAAP, and each as reported in our financial statements (including accompanying footnotes and management’s discussion and analysis);

and is then reduced by the after-tax dollar amount for expected “normal” catastrophe losses. In the first year of the performance period, such expected “normal” catastrophe losses are represented by a fixed amount set forth in the terms of the performance shares ($393 million for 2010). In the two subsequent years of the performance period, such fixed amount for catastrophes is adjusted up or down to generally reflect any increases or decreases, as the case may be, in written premiums in certain commercial and personal lines.

For performance share awards granted in February 2010 and February 2011, the Compensation Committee further adjusted “Adjusted Operating Income” to reduce Performance Period Return on Equity by an amount reflecting the historical level of credit losses (on an after-tax basis) associated with our fixed income investments. Due to the increased level of impairments experienced by financial services firms in the recent economic downturn, the Compensation Committee believes this reduction is appropriate because credit losses in our fixed income portfolio otherwise would not be reflected in adjusted operating income. Specifically, for performance share awards granted in February 2010 and February 2011, the annual reduction is determined by multiplying a fixed factor (expressed as 2.25 basis points) by the amortized cost of the fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the performance period and adding such amounts (on an after-tax basis) for each year in the performance period.

“Adjusted Shareholders’ Equity” for each year in the performance period is defined in the Performance Share Awards Program as the sum of our total common shareholders’ equity, as reported on our balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders’ Equity, our total common shareholders’ equity as of the beginning and end of the year is adjusted to remove the cumulative after-tax impact of the following items during the performance period: (1) discontinued operations and (2) the adjustments and reductions made in calculating Adjusted Operating Income.

The Compensation Committee selected Performance Period Return on Equity as the performance measure in the Performance Share Plan because the Compensation Committee believes it is the best measure of return to shareholders and efficient use of capital over a multi-year period. Because it is a function of both operating income and shareholders’ equity, Performance Period Return on Equity encourages senior executives to focus on a variety of multi-year performance metrics that are critical to our success, including the quality and profitability of our underwriting and investing activities and capital management.

The Compensation Committee seeks to establish the Performance Period Return on Equity standards such that 100% vesting requires a level of performance over the performance period that is expected to be in the top tier of the industry broadly. In considering what would constitute such top tier performance over a future three-year period, the Compensation Committee considers the recent and more historical trends in return on equity of the property and casualty insurance industry broadly, our Compensation Comparison Group and the Company, as well as current and expected underwriting and investment market conditions, our business plan and the company’s cost of equity capital.

In addition, in establishing the Performance Period Return on Equity shown in the charts below, the Compensation Committee also considered our financial goal of achieving a return on equity in the mid-teens over time and that such a return on equity would, in its view, be reasonably difficult to achieve.

The actual distribution of any portion of the performance shares granted in 2010 or 2011 is contingent upon our attaining Performance Period Return on Equity as indicated on the following charts. Performance falling between any of the identified points in the applicable chart below will result in an interpolated vesting (for example, for shares granted in 2010, a 14% Performance Period Return on Equity will yield a vesting of 115%).

Performance Shares: 2010-2012 Performance Period Return on Equity Standard

	Performance Period Return on Equity	Vesting Percentage

Maximum	≥16.0%	150%
	15.5%	140%
	15.0%	130%
	14.5%	120%
	13.5%	110%
	12.0%	100%
	10.0%	75%
Threshold	8.0%	50%
	<8.0%	0%

Because the performance shares are a long-term incentive intended to align a significant portion of our executives’ compensation with return on equity objectives over time, the Compensation Committee prefers to maintain consistency in the Performance Period Return on Equity standards. However, the Compensation Committee does from time to time make adjustments if it determines that there have been significant changes in the returns that it expects to constitute top tier performance.

The Compensation Committee believes that underwriting and investment market conditions are likely to adversely impact industry-wide returns in the near to medium term. In addition, as a result of lower levels of volatility in the Company’s stock price over the past few years and the reduction in the risk-free rate of return, the Company’s cost of equity capital has declined. Based on these two factors, the Compensation Committee believes that returns that qualify as top tier performance will be somewhat lower over the next several years as compared to recent years and, as a result, it believes that a downward adjustment to Performance Period Return on Equity standards would better balance potential payouts and relative performance. Accordingly, the Compensation Committee has reduced the Performance Period Return on Equity required for 100% vesting for the performance shares granted in February 2011 to 10% and made conforming changes to the returns required for vesting at less than 100%. However, to balance this change against the possibility that the named executive officers might be unduly rewarded in the event that market conditions turn out to be more favorable than expected, the Compensation Committee left unchanged the returns required for greater than 100% vesting and reduced the top vesting percentage from 150% to 130%. Once expectations for investment returns and insurance pricing return to more normal levels by historical standards, the Compensation Committee intends to revert back to Performance Period Return on Equity standards that are the same as or closer to those in the February 2010 grant.

Performance Shares: 2011-2013 Performance Period Return on Equity Standard

	Performance Period Return on Equity	Vesting Percentage

Maximum	≥15.0%	130%
	14.5%	120%
	13.5%	110%
	10.0%	100%
	8.5%	75%
Threshold	7.0%	50%
	<7.0%	0%

To support our recruitment and retention objectives and to encourage a long-term focus on our operations, the performance shares vest after the completion of the three-year performance period, subject to the participants’ continued employment and the satisfaction of the requisite performance goals. The program does not provide for accelerated vesting due to a change in control of the Company. However, the program provides for accelerated vesting and/or waiver of service requirements in the event of death or disability (and pro-rata vesting in the case of qualified retirement). Further, the CEO is entitled, under his employment agreement, to accelerated vesting in the event of a voluntary termination for “good reason” or an involuntary termination without “cause” (as defined). These provisions are described in more detail under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”.

New performance share cycles commence annually and overlap one another, helping to foster strong retention and reduce the impact of the volatility in compensation associated with changes in our annual return on equity performance. Dividend equivalent shares are paid with respect to performance shares actually earned at the same vesting percentage as the underlying performance shares.

The Compensation Committee awarded the CEO $6.6 million in performance shares in February 2010 and $5.4 million in performance shares in February 2011. These grant date fair values were determined by multiplying the number of performance shares awarded, assuming 100% vesting, by the closing price of our common stock on the date of grant ($51.09 and $56.81 in 2010 and 2011, respectively). The Compensation Committee also awarded an average of approximately $1.43 million (determined as described above) in performance shares to each of the named executive officers (other than the CEO) in 2010 and $1.39 million in 2011.

Total Direct Compensation for 2010
(Supplemental Table)

The following table shows the salary rate in effect at the end of 2010 and annual cash bonuses paid and equity awards granted to our named executive officers in February 2011 for the 2010 performance year.

Calculated on this basis, total direct compensation for the CEO and the other named executive officers as a group declined by 16.7% and 5.6%, respectively, from prior year levels.

This supplemental information has been included to provide investors with additional compensation information for the 2010 performance year and to better understand the actions of the Compensation Committee with respect to total direct compensation for the 2010 performance year. However, this supplemental information is not intended to be a substitute for the information provided in the Summary Compensation Table on page 46 required by the SEC’s disclosure rules.

Name	Salary ($)	Bonus ($)	Equity Awards ($)	Total ($)
J. S. Fishman	1,000,000	6,250,000	9,000,000	16,250,000
J. S. Benet	700,000	2,550,000	2,250,000	5,500,000
B.W. MacLean	850,000	3,350,000	2,500,000	6,700,000
W. H. Heyman	700,000	3,050,000	2,275,000	6,025,000
A. D. Schnitzer	700,000	2,200,000	2,250,000	5,150,000

The information contained in this Supplemental Table differs substantially from the 2010 compensation information contained in the Summary Compensation Table.

The Summary Compensation Table on page 46 discusses compensation information in a format required by the SEC. In the Summary Compensation Table, the stock awards and option awards columns for 2010 report the grant date fair value of the awards made in 2010 (that is, awards made in February 2010 in respect of the 2009 performance year) and do not include awards made in February 2011 in respect of the 2010 performance year. The Supplemental Table presented above includes the grant date fair value of equity grants made in February 2011 in respect of the 2010 performance year. Grant date fair value of equity awards is calculated in accordance with the guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification

(ASC) Topic 718—Stock Compensation (FASB ASC Topic 718), excluding the effect of estimated forfeitures.

The Summary Compensation Table also includes the value of reload options issued in connection with options exercised during 2008, 2009 and 2010, while the Supplemental Table does not include the value of such reload options. The Compensation Committee does not consider the value of a reload option as 2010 compensation because a reload option is a feature of original options granted as long-term compensation pursuant to reload programs that have been terminated, and such options are not currently a component of our executive compensation program.

Other Compensation

Pension Plans

We currently offer all of our employees a tax-qualified defined benefit plan with a cash-balance formula, with some “grandfathered” participants accruing benefits under a final average pay formula. Also, a number of employees and executives participate or have accrued benefits in other pension plans which are frozen as to new participants and/or new accruals. Under the cash balance formula, each enrolled employee has a hypothetical account balance that grows with interest and pay credits each year.

In addition, we sponsor a non-qualified excess benefit retirement plan that covers all employees whose tax-qualified plan benefit is limited by the Internal Revenue Code with respect to the amount of compensation that can be taken into account under a tax-qualified plan. The non-qualified plan makes up for the benefits that cannot be provided by the qualified plan as a result of those Internal Revenue Code limits by using the same cash-balance pension formula that applies under the qualified plan. The purpose of this plan is to ensure that employees who receive retirement benefits only through the qualified cash balance plan and employees whose qualified plan benefit is limited by the Internal Revenue Code are treated substantially the same.

The details of the existing plans are described more fully under “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Pension Benefits” on page 54 of this Proxy Statement.

Deferred Compensation

We offer a tax-qualified 401(k) Plan to our employees and a non-qualified deferred compensation plan to those of our employees whose annual salary is at least $150,000. Both plans are available to the named executive officers.

Employees may make pre-tax contributions to the 401(k) Plan up to the statutory maximum. In 2010, we matched each active participant’s contributions on a dollar for dollar basis up to the lesser of 5% of salary or $5,000 per year.

The non-qualified deferred compensation plan allows an employee with an annual salary of $150,000 or more to defer receipt of a portion of his or her salary and/or annual bonus until a future date or dates elected by the employee. This plan provides an additional vehicle for employees to save for retirement on a tax deferred basis. The deferred compensation plan is not funded by us and does not provide preferential rates of return. Participants have only an unsecured contractual commitment by us to pay amounts owed under that plan.

For further details, see “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Non-Qualified Deferred Compensation for 2010” on page 56 of this Proxy Statement.

Other Benefits

We also provide certain other benefits described below to our named executive officers, which are not tied to any performance criteria. Rather, these benefits are intended to support objectives related to the attraction and retention of highly skilled executives and to ensure that they remain appropriately focused on their job responsibilities without unnecessary distraction.

Personal Security

We have established a security policy in response to a study prepared by an outside consultant that analyzed security risks to our CEO based on a number of factors, including travel patterns and past security threats. This security policy is periodically reviewed by our outside security consultant. The last review was completed in 2010. Pursuant to this security policy, a Company car and driver or other ground transportation arrangements are provided to the CEO for business and some personal travel. The methodologies that we use to value the personal use of a dedicated Company car and driver and other ground transportation arrangements as a perquisite are described in footnote 6(a) to the “Summary Compensation Table” on page 47. In 2010, the total incremental cost for personal use of a Company car and driver and other ground transportation provided to the CEO pursuant to our security policy was $82,618.

The security policy also requires that the CEO use our aircraft for all business and personal air travel. The CEO reimburses us for all personal travel on our aircraft in an amount equal to the lesser of (1) the maximum amount legally payable under FAA regulations and (2) the incremental cost to us for each such flight.

Mr. Fishman is responsible for all taxes due on any income imputed to him in connection with his personal use of Company-provided transportation. Effective April 21, 2009, Mr. Fishman determined that he would not accept any reimbursements for taxes related to income imputed to him for his personal commuting expenses, notwithstanding the fact that he was entitled to such reimbursement under the terms of his employment agreement.

In addition, pursuant to the security policy described above, we provide our CEO with additional home security enhancements and other protections. The methodology that we use to value the incremental costs of providing additional home security enhancements and other protections to the CEO is the actual cost to us relating to the installation of home security and other equipment and the incremental cost to us with respect to any related expenses. In 2010, the total incremental cost of the additional home security enhancements and other protections for Mr. Fishman pursuant to our security policy was $11,596.

Other Transportation

We also on occasion provide transportation on Company aircraft for spouses or other family members of the named executive officers who accompany the named executive officers on trips related to our business but which spousal or other family travel, under SEC rules, may not be considered to be directly and integrally related to our business. Consistent with past practice, we reimburse the named executive officers for any tax liabilities incurred with respect to spousal travel only if such travel is considered directly and integrally related to business. In 2010, there was no incremental cost to us associated with spousal and other family travel that was not directly and integrally related to business.

Health Benefits; Treatment of Higher Paid and Lower Paid Employees

We subsidize health benefits more heavily for lower paid employees as compared to higher paid employees, such as the named executive officers. Accordingly, our higher paid employees pay a significantly higher percentage of the cost of their health benefits than our lower paid employees.

Severance and Change in Control Agreements

The Compensation Committee believes that severance and, in certain circumstances, change in control arrangements are necessary to attract and retain the talent necessary for our long-term success. The Compensation Committee believes that our severance programs allow our executives to focus on duties at hand and provide security should their employment be terminated as a result of an involuntary termination without cause or a constructive discharge. Currently, all of our senior executives (other than the CEO) are covered by our severance plan.

Each of the named executive officers, other than Mr. Fishman, has entered into an agreement with us (which are discussed below under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Non-Solicitation and Non-Disclosure Agreements”), pursuant to which they are granted enhanced severance benefits in exchange for their agreement to non-solicitation and non-disclosure provisions. Under the terms of such agreements, these named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than cause or if they are asked to take a substantial demotion. This benefit is equal to their total monthly cash compensation for 21 to 24 months, depending on their years of service with us, with the total monthly cash compensation equal to, at least, one-twelfth of the executive’s annual base salary in effect at the time of his termination plus the greater of (a) one-twelfth of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (b) one-twelfth of 125% of final annual base salary.

Mr. Fishman’s employment agreement, discussed at greater length below under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, contains severance benefits that are triggered under some circumstances, including some circumstances related to a change in control of the Company. The Compensation Committee believes that these arrangements are appropriate and consistent with similar provisions agreed to by members of our Compensation Comparison Group and their chief executive officers.

Non-Competition Agreements

In February 2010, following a review of existing arrangements governing the post-termination obligations of our senior executives, the Compensation

Committee determined that it would be in our best interest to require members of our Management Committee to enter into a non-competition agreement with us. All members of the Management Committee, including the named executive officers, have signed the agreement.

The agreement provides that, upon an executive’s termination of employment, we may elect to impose a six-month non-competition obligation upon the executive that would preclude the executive, subject to limited exceptions, from (1) performing services for or having any ownership interest in any entity or business unit that is primarily engaged in the property and casualty insurance business or (2) otherwise engaging in the property and casualty insurance business. This restriction will apply in the United States and any other country where we are physically present and engaged in the property and casualty insurance business as of the executive’s termination date.

If we elect to enforce the non-competition terms, and the executive complies with all of the obligations under the agreement, then the executive will be entitled to:

•                 receive a lump sum payment at the end of the six-month restricted period equal to the sum of (1) six months base salary plus (2) 50% of the executive’s average annual bonus for the prior two years plus (3) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years; and

•                 reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-competition period or payment of an equivalent amount, payable at the end of the six-month restricted period.

Each signatory to such agreement received an award of restricted stock units with a grant date fair value of $10,000.

Stock Ownership Guidelines

We maintain an executive stock ownership policy pursuant to which executives are expected to accumulate and retain specified levels of ownership of our equity securities until termination of employment, so as to further align the interests of management and shareholders. The Compensation Committee developed this policy based in part on an analysis of policies instituted at our peer competitors. Under the policy, the CEO has a target ownership level established as the lesser of 150,000 shares or the equivalent value of 500% of base salary. Vice chairmen and executive vice presidents have target ownership levels established as the lesser of 30,000 shares or the equivalent value of 300% of base salary, and senior vice presidents have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 100% of base salary. Executives who have not achieved these levels of stock ownership are expected to retain the shares acquired upon exercising stock options or upon the vesting of restricted stock, restricted stock units or performance shares until the requirements are met.

The stock ownership levels of all persons subject to this policy are calculated on a quarterly basis. In determining an executive’s share ownership level, the following are included:

•                 100% of shares held directly by the executive;

•                 100% of shares held indirectly through our 401(k) Plan or deferred compensation plan;

•                 50% of unvested restricted shares, restricted stock units or performance shares (assuming 100% vesting of the performance shares); and

•                 a number of shares with a market value equal to 50% of any unrealized appreciation in stock options, whether vested or unvested.

As of December 31, 2010, each named executive officer had achieved a stock ownership level in excess of the applicable level set forth above.

We have a securities trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in short-term or speculative transactions involving our stock, including purchasing our stock on margin, short sales of our stock (that is, selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls or other derivatives related to our stock and arbitrage trading or day trading of our stock.

Recapture/Forfeiture Provisions

Our Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to members of the Management Committee or other Section 16 officers after February 1, 2010 where the Compensation Committee of the Board has determined that all of the following factors are present: (1) the award and/or payout thereof was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (2) the employee engaged in fraud or willful misconduct that was a significant contributing factor in causing the restatement and (3) a lower award and/or payout thereof would have been made to the employee based upon the restated financial results.

Incentive compensation will be granted subject to the policy that, in each such instance described above, the Company will, to the extent permitted by applicable law and subject to the discretion and approval of the Compensation Committee of the Board, taking into account such facts and circumstances as it deems appropriate, including the costs and benefits of doing so, seek to recover the employee’s cash incentive bonus award and/or equity-based incentive compensation paid or issued to the employee in excess of the amount that would have been paid or issued based on the restated financial results. If the Compensation Committee determines, however, that, after recovery of an excess amount from an employee, the employee is nonetheless unjustly enriched, it may seek recovery of more than such excess amount up to the entire amount of the incentive compensation.

In addition, under the terms of our executive performance share, restricted stock, restricted stock unit and stock option award agreements, in the event that the employment of an executive, including the named executive officers, is terminated for gross misconduct or for cause, as determined by the Compensation Committee, all outstanding vested and unvested awards are cancelled upon his or her termination.

Further, in connection with equity awards, the named executive officers and certain other senior executives are parties to an agreement that provides for the forfeiture of unexercised or unvested awards and the recapture by us of any compensatory value, including any amount included as compensation in the taxable income, that the former executive received or realized by way of payment, exercise or vesting during the period beginning 12 months prior to the date of termination of employment with us, and ending 12 months after the date of the termination of employment with us, if during the 12-month period following his or her termination, the executive:

(1)   fails to keep all confidential information strictly confidential;

(2)   uses confidential information to solicit or encourage any person or entity that is a client, customer, policyholder, vendor, consultant or agent of ours to discontinue business with us after accepting a position with a direct competitor;

(3)   is directly and personally involved in the negotiation or solicitation of the transfer of business away from us; or

(4)   solicits, hires or otherwise attempts to affect the employment of any person employed by us at any time during the last three months of the executive’s employment or thereafter, without our consent.

Timing and Pricing of Equity Grants

The Compensation Committee typically makes annual awards of equity at its meeting held in early February, which is set in advance as part of the Board’s annual calendar of scheduled meetings. The Compensation Committee has in the past, and may in the future, make limited grants of equity on other dates in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join us. Pursuant to our Governance Guidelines, the Compensation Committee may make off-cycle equity grants only on previously determined dates in each calendar month, which will be either (1) the date of a regularly scheduled Board or Compensation Committee meeting, (2) the 15th day of the calendar month (or if the 15th is not a business day, the business day immediately preceding the 15th) or (3) in the case of grants in connection with new hires and/or promotions, on, or within 15 days of, the first day of employment or other personnel change. The grant date of equity grants to executives is the date of Compensation Committee approval. As discussed above, the exercise price of option grants is the closing market price of our common stock on the date of grant.

As discussed under “Board of Directors Information—Compensation Committee” on page 12, the Compensation Committee has delegated to the CEO, subject to the prior written consent of our Executive Vice President and General Counsel, the authority to make limited “off-cycle” grants to employees who are not Committee Approved Officers on pre-established grant dates, as determined by the Compensation Committee. For these grants, as discussed above, the grant date is the date of such approval, and the exercise price of all stock options is the closing market price of our common stock on the date of grant.

Under the 2004 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders. See “Governance of Your Company—Significant Governance Practices—Dating and Pricing of Equity Grants” on page 19 of this Proxy Statement.

We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Lawrence G. Graev (Chair)

Kenneth M. Duberstein

Cleve L. Killingsworth, Jr.

Blythe J. McGarvie

Compensation Committee Interlocks

and Insider Participation

The members of the Board who served on the Compensation Committee during 2010 are listed above and none have ever been an officer or employee of the Company or of any of its subsidiaries.

In addition, none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during 2010.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and Chief Executive Officer, our Vice Chairman and Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2010. We refer to these individuals collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jay S. Fishman Chairman and Chief Executive Officer	2010	1,000,000	0	6,610,024	5,251,606	6,250,000	614,889	688,541	20,415,060
	2009	1,000,000	0	3,750,013	7,128,696	7,500,000	526,136	724,124	20,628,969
	2008	1,000,000	0	4,499,980	2,998,547	5,000,000	377,730	622,601	14,498,858

Jay S. Benet Vice Chairman and Chief Financial Officer	2010	687,500	0	1,360,016	899,950	2,550,000	280,257	157,827	5,935,550
	2009	650,000	0	1,170,017	779,995	3,000,000	251,021	179,133	6,030,166
	2008	650,000	0	1,169,982	779,624	2,000,000	152,715	137,770	4,890,091

Brian W. MacLean President and Chief Operating Officer	2010	812,500	0	1,510,016	999,947	3,350,000	347,118	170,391	7,189,972
	2009	700,000	0	1,259,998	839,994	4,000,000	293,019	217,217	7,310,228
	2008	700,000	0	1,260,002	852,071	2,500,000	191,865	140,997	5,644,935

William H. Heyman Vice Chairman and Chief Investment Officer	2010	687,500	0	1,510,016	1,459,619	3,050,000	287,542	156,357	7,151,034
	2009	650,000	0	1,170,017	779,995	3,250,000	265,499	174,738	6,290,249
	2008	650,000	0	1,169,982	779,624	2,900,000	204,879	106,943	5,811,428

Alan D. Schnitzer(7) Vice Chairman and Chief Legal Officer and Executive Vice President— Financial, Professional and International Insurance	2010	687,500	0	1,360,016	899,950	2,200,000	80,777	222,439	5,450,682
	2009	650,000	0	1,170,017	779,995	2,350,000	63,453	109,109	5,122,574
	2008	650,000	0	1,169,982	779,624	1,700,000	49,207	176,399	4,525,212

(1)          Bonuses paid under the Company’s Senior Executive Performance Plan are reported under the “Non-Equity Incentive Plan Compensation” column.

(2)         The dollar amounts represent the aggregate grant date fair value of performance shares granted during each of the years presented and, with respect to 2010, restricted stock units granted in consideration of the Non-Competition Agreements further discussed on page 43. The grant date fair value of an award is measured in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2010, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded. Assuming the highest level of performance is achieved (which would result in the vesting of 160% of performance shares awarded in 2008 and 2009 and vesting of 150% of performance shares awarded in 2010), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2008 ($)	2009 ($)	2010 ($)
Jay S. Fishman	7,199,977	6,000,028	9,910,029
Jay S. Benet	1,871,961	1,872,028	2,035,017
Brian W. MacLean	2,016,013	2,016,012	2,260,017
William H. Heyman	1,871,961	1,872,028	2,260,017
Alan D. Schnitzer	1,871,961	1,872,028	2,035,017

For a discussion of specific stock awards during 2010, see “Grants of Plan-Based Awards in 2010” below and the narrative discussion that follows.

From the date of award of all restricted stock units, the recipient will receive cash dividend equivalents at the same times and in the same amounts per share as all other holders of common stock. Cash paid as dividend equivalents on restricted stock units at the time of payment and dividend equivalent shares paid with respect to performance shares at the time the performance shares vest are included in the “All Other Compensation” column above. Neither this column nor the “All Other Compensation” column includes any value relating to additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares. The dollar value of additional shares attributable to such dividend equivalents will be included in the “All Other Compensation” column if and when the shares actually vest using the market value of the shares on the date of vesting.

(3)

The dollar amounts represent the aggregate grant date fair value of option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2010. For a discussion of specific stock option awards granted during 2010, see “Grants of Plan-Based Awards in 2010” below and the narrative discussion that follows. Some dollar amounts include the grant date fair value of reload options issued in connection with the exercise of previously granted options. The dollar amounts of the option awards related to reload options are as follows: for Mr. Fishman, $851,831 in 2010 and $4,628,716 in 2009; for Mr. MacLean, $12,473 in 2008; for Mr. Heyman, $459,672 in 2010. We do not currently grant options with the reload feature as a part of our executive compensation program. For more information regarding reload options, see “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2010—Terms of Equity-Based Awards—Reload Options” below.

(4)

Reflects incentive compensation paid under the Company’s Senior Executive Performance Plan in 2011 for performance year 2010, incentive compensation paid in 2010 for performance year 2009 and incentive compensation paid in 2009 for performance year 2008, respectively. For a discussion of the Company’s Senior Executive Performance Plan, see “Compensation Discussion and Analysis—Compensation Elements—Performance-Based Annual Cash Bonus”.

(5)

These amounts represent the aggregate change in actuarial present value of accumulated pension benefits for 2010, 2009 and 2008, respectively, using the same pension plan measurement date used for financial statement reporting purposes. The Company does not provide any of its executives with any above-market or preferential earnings on non-qualified deferred compensation.

(6)	For 2010, “All Other Compensation” for each of the named executive officers includes:

(a)

Mr. Fishman: $582,152 representing the market value on the vesting date of additional performance shares representing dividend equivalents on the performance shares granted in 2008, which vested on December 31, 2010; $82,618 for personal use of a Company car and driver and other ground transportation arrangements, calculated as described below; $871 for professional fees incurred in connection with the signing of the Non-Competition Agreement; and $11,596 of personal security expenses incurred on his behalf pursuant to the Company’s executive security program.

Pursuant to the Company’s security policy, the Company provides a car and driver or other ground transportation arrangements to Mr. Fishman for business and some personal travel. In 2010, we calculated the incremental cost to us of the personal use of a dedicated Company car and driver (including commuting and business travel not considered directly and integrally related to the performance of his duties) as a percentage of (1) costs relating to the car, including, among others, depreciation, fuel and insurance; and (2) driver overtime charges. That percentage is based on the portion of car use that relates to personal travel. Compensation and benefits for the driver, other than overtime charges, are not included in the calculation of incremental cost because the driver is a member of our staff and, consistent with our executive security policy, we would have otherwise incurred such costs for business purposes, whether or not the car and driver was available to Mr. Fishman for personal travel. The incremental costs of personal trips using other ground transportation arrangements are valued at the actual incremental cost to us.

We require that Mr. Fishman use Company aircraft for business and personal travel. Mr. Fishman is required to reimburse the Company for all personal travel on Company aircraft in an amount equal to the lesser of (1) the maximum amount legally payable under FAA regulations and (2) the incremental cost to the Company for each such flight. Accordingly, Mr. Fishman fully reimbursed the Company for the incremental cost of all personal travel on Company aircraft in 2010.

For information about these perquisites, see “Compensation Discussion and Analysis—Compensation Elements—Other Compensation—Other Benefits”. In addition, the Company paid life insurance premiums in 2010 in relation to the participation of Mr. Fishman in the legacy St. Paul Directors Charitable Award Program. For more information, please refer to the narrative discussion under “Non-Employee Director Compensation—Legacy Directors’ Charitable Award Program”.

(b)

Mr. Benet: $151,357 representing the market value on the vesting date of additional performance shares representing dividend equivalents on the performance shares granted in 2008, which vested on December 31, 2010.

(c)

Mr. MacLean: $163,003 representing the market value on the vesting date of additional performance shares representing dividend equivalents on the performance shares granted in 2008, which vested on December 31, 2010.

(d)

Mr. Heyman: $151,357 representing the market value on the vesting date of additional performance shares representing dividend equivalents on the performance shares granted in 2008, which vested on December 31, 2010.

(e)

Mr. Schnitzer: cash dividend equivalents of $64,661 paid on unvested restricted stock units and $151,357 representing the market value on the vesting date of additional performance shares representing dividend equivalents on the performance shares granted in 2008, which vested on December 31, 2010.

(7)	Effective April 15, 2007, Mr. Schnitzer entered into an at-will employment agreement with us. Pursuant to this agreement, Mr. Schnitzer is eligible to receive a base annual salary of $650,000.

Grants of Plan-Based Awards in 2010

The following table provides information on stock options and performance shares granted in 2010 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target ($)(5)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)	Awards ($/Sh)	Awards ($)(6)

J.S. Fishman	2/2/2010(1)	N/A	64,592	129,184	193,776				6,600,010
	2/2/2010(2)	N/A					367,260	51.09	4,399,775
	2/2/2010(3)	N/A				196			10,014
	5/24/2010(4)	N/A					241,429	48.49	851,831

J.S. Benet	2/2/2010(1)	N/A	13,212	26,424	39,636				1,350,002
	2/2/2010(2)	N/A					75,121	51.09	899,950
	2/2/2010(3)	N/A				196			10,014

B.W. MacLean	2/2/2010(1)	N/A	14,680	29,360	44,040				1,500,002
	2/2/2010(2)	N/A					83,468	51.09	999,947
	2/2/2010(3)	N/A				196			10,014

W.H. Heyman	2/2/2010(1)	N/A	14,680	29,360	44,040				1,500,002
	2/2/2010(2)	N/A					83,468	51.09	999,947
	2/2/2010(3)	N/A				196			10,014
	11/8/2010(4)	N/A					140,325	56.58	459,672

A.D. Schnitzer	2/2/2010(1)	N/A	13,212	26,424	39,636				1,350,002
	2/2/2010(2)	N/A					75,121	51.09	899,950
	2/2/2010(3)	N/A				196			10,014

(1)	Represents performance share awards granted as part of the annual long-term equity grant. All performance share awards were granted under the Company’s Amended and Restated 2004 Stock Incentive Plan.

Performance shares represent the right to earn shares of our common stock based on our attainment of specified performance goals, as described above under “Compensation Discussion and Analysis—Compensation Elements—Stock-Based Long-Term Incentives—Performance Shares”. As described in more detail in that section, for awards granted in 2010, if our return on equity (as defined in the award agreement) over the three-year performance period meets the minimum threshold of 8%, then 50% of the number of performance shares awarded and accumulated dividend equivalents will vest after the three-year performance period. If our return on equity over the three-year performance period is 12%, then 100% of the number of shares awarded and accumulated dividend equivalents will vest after the three-year performance period. If our return on equity over the three-year performance period exceeds 12%, then a maximum of 150% of the number of shares awarded and accumulated dividend equivalents will vest after the three-year performance period. The estimated future payouts of performance shares in the table above do not include additional shares that may be allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares.

(2)	Represents option awards granted as part of the annual long-term equity grant. All option awards were granted under the Company’s Amended and Restated 2004 Stock Incentive Plan.

(3)	Represents restricted stock unit awards granted in consideration of the Non-Competition Agreement.

(4)

Represents an option award granted pursuant to the reload option provisions of outstanding option agreements, which required no additional Compensation Committee action. For more information regarding reload options, see “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2010—Terms of Equity-Based Awards—Reload Options” below. The reload option awards granted to Mr. Fishman and Mr. Heyman vest 100% after one year.

(5)

Our Senior Executive Performance Plan does not include thresholds, targets or maximums that are determinable at the beginning of the performance year. For additional information on our Senior Executive Performance Plan, which is an annual plan, see “Compensation Discussion and Analysis—Compensation Elements—Performance-Based Annual Cash Bonus” above. The actual cash bonuses paid to our named executive officers under our Senior Executive Performance Plan are disclosed in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(6)

Amount represents the grant date fair value of stock and option awards measured in accordance with the guidance in FASB ASC Topic 718, utilizing the assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2010, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded.

Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based

Awards in 2010 Table

Mr. Fishman’s Employment Agreement

Effective April 1, 2004, Mr. Fishman entered into an employment agreement with us for a five-year term. That agreement was subsequently amended as of November 5, 2004, as of December 13, 2006 and as of December 19, 2008. Commencing on the fourth anniversary of the effective date, and on each anniversary thereafter, the agreement’s term automatically renews for an additional one-year period, as long as neither we nor Mr. Fishman provide written notice requesting that the agreement not be so extended within at least 30 days prior to the agreement’s renewal date. The agreement provides that Mr. Fishman serve as Chief Executive Officer and Chairman of the Company.

Pursuant to this agreement, Mr. Fishman is entitled to receive a base annual salary of $1 million, and he is eligible to receive an annual bonus. Mr. Fishman also is entitled to receive an annual long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards or a combination thereof, in an amount with a valuation upon the date of grant equal to not less than $6.25 million. Under the terms of the agreement, each long-term incentive grant is to be subject to vesting in equal annual installments over a four-year period and is to provide for full vesting on an accelerated basis in the event of earlier termination of employment for specified reasons, including termination of employment by us without “Cause” or by Mr. Fishman’s resignation for “Good Reason” (each as defined in the employment agreement and discussed under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement” below) or termination of employment by reason of his death or “disability” (as defined in the agreement). With respect to his February 2010 and February 2011 equity grants, Mr. Fishman waived the more favorable 4-year pro-rata vesting schedule provided for in his employment agreement in exchange for vesting of those equity awards on terms consistent with the awards of the other executives of the Company.

As described more fully in “Compensation Discussion and Analysis—Compensation Elements—Other Compensation—Personal Security”, Mr. Fishman’s employment agreement provides that he will be required for security purposes to use our corporate aircraft for all business and personal travel. See the detailed discussion regarding Mr. Fishman’s use of the corporate aircraft on page 42 in the “Compensation Discussion and Analysis—Compensation Elements—Other Compensation—Personal Security” section.

As described more fully in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, if Mr. Fishman’s employment is terminated by us without “Cause” or he resigns for “Good Reason” (as defined in the agreement), or his employment is terminated by reason of his death or “disability” (as defined in the agreement), Mr. Fishman would become entitled to receive specified additional benefits.

In addition, Mr. Fishman has entered into a Non-Competition Agreement as described more fully in “Compensation Discussion and Analysis—Non-Competition Agreements”.

Restricted Stock

Beginning in 2007, the Compensation Committee discontinued the use of time-based restricted stock as a component of the annual long-term equity awards of the named executive officers in favor of larger performance share awards.

Terms of Equity-Based Awards

Vesting Schedule

Unless otherwise provided in the footnote disclosure to the “Outstanding Equity Awards at December 31, 2010” table below, option awards vest in full three years after the date of grant. Performance shares, and accumulated dividend equivalents thereon, vest at the end of a three-year performance period, if and to the extent performance goals are attained, as more fully described above in “Compensation Discussion and Analysis—Compensation Elements—Stock-Based Long-Term Incentives—Performance Shares.” The restricted stock units granted in consideration of the Non-Competition Agreements vested upon grant. A description of the vesting of Mr. Schnitzer’s sign-on restricted stock unit award and option award is provided in the footnote disclosure to the Outstanding Equity Awards at December 31, 2010 table below.

Forfeiture and Post-Employment Treatment

Unvested shares underlying option awards are generally forfeited upon termination of employment following a 90-day post-termination exercise period,

except in specific cases (death, disability and retirement) in which different treatment is afforded. Unvested performance share awards are generally forfeited upon termination of employment except in specific cases (death, disability and retirement) in which different treatment is afforded. For the terms of restricted stock unit awards granted in connection with the Non-Competition Agreement, see the discussion on page 43 under the heading “Compensation Discussion and Analysis—Non-Competition Agreements”.

Option Exercise Price

Options granted under the Company’s Amended and Restated 2004 Stock Incentive Plan have an exercise price equal to the closing price on the date of grant.

Dividends

From the date of award of all restricted stock unit awards, the recipient will receive cash dividend equivalents at the same times and in the same amounts per share as holders of common stock. The additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares will only be distributed upon the vesting, if any, of such performance shares in accordance with the performance share award terms. See the “All Other Compensation” column and the related footnote of the Summary Compensation Table above for these dividend equivalents received by the named executive officers with respect to the restricted stock units or performance shares, as the case may be, during 2008, 2009 and 2010.

Reload Options

Prior to the Merger, both St. Paul and TPC had stock option reload programs. St. Paul eliminated its reload program with respect to initial option grants made after February 1, 2004, and TPC eliminated its reload program with respect to initial option grants made after January 23, 2003. Holders of options granted under either of those reload programs can use common stock that they have owned for at least six months to pay the exercise price of those options and have shares withheld to pay income taxes on the gain that is realized upon exercise. They then receive a new reload option to purchase the same number of shares they used to pay the exercise price and/or had withheld for taxes. The exercise price of any new reload option is equal to the closing price of our stock on the date on which the original option is exercised. All outstanding options with the reload feature expire in 2013.

Reload options are subject to several restrictions, including the following: (1) the option holder cannot receive a reload option unless the market price of the common stock on the exercise date is at least 20% greater than the exercise price (an option holder can exercise an option at a lower price, but he or she will not receive a reload option); (2) if the option holder receives a reload option, the shares acquired must be held for one year for legacy St. Paul grants and for two years for legacy TPC grants, other than a small portion to account for the difference between the statutory minimum tax withholding rate and the highest marginal tax rate; (3) the reload options do not vest (that is, become exercisable) for one year for legacy St. Paul grants and for six months for legacy TPC grants; and (4) the expiration date of the reload option is the same as that for the initial option grant.

Outstanding Equity Awards at December 31, 2010

The following table provides information with respect to the option awards and stock awards held by the named executive officers at December 31, 2010.

	Option Awards							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

J.S. Fishman	10/10/2001	300,000	(4)	0		45.67	10/10/2011
	2/02/2004	500,000	(5)	0		42.88	2/02/2014
	1/25/2005	483,201	(6)	0		36.97	1/25/2015
	2/06/2006	255,678		0		44.79	2/06/2016
	2/06/2007	203,276		0		52.76	2/06/2017
	2/05/2008	0		313,984		47.23	2/05/2018
	2/03/2009	0		263,711		39.19	2/03/2019
								2/03/2009			158,452	8,827,361
	11/23/2009	227,893	(7)	0		52.97	2/04/2013
	11/24/2009	11,162	(7)	0		53.09	2/05/2012
								2/02/2010			197,273	10,990,079
	2/02/2010	0		367,260		51.09	2/02/2020
	5/24/2010	0		241,429	(7)	48.49	2/04/2013

J.S. Benet	1/16/2001	15,736	(8)	0		59.08	1/16/2011
	4/27/2004	64,096	(6)	0		42.55	4/27/2014
	1/25/2005	44,455	(6)	0		36.97	1/25/2015
	1/25/2005	73,447	(9)	0		36.97	1/25/2015
	2/06/2006	95,361		0		44.79	2/06/2016
	11/07/2006	27,513	(10)	0		51.57	3/22/2012
	2/06/2007	64,488		0		52.76	2/06/2017
	4/16/2007	37	(10)	0		53.67	3/22/2012
	5/08/2007	32,122	(10)	0		56.23	3/22/2012
	7/23/2007	5,869	(10)	0		52.18	3/22/2012
	7/25/2007	4,971	(10)	0		51.34	3/22/2012
	10/16/2007	41	(10)	0		52.30	3/22/2012
	10/29/2007	3,733	(10)	0		52.88	3/22/2012
	11/09/2007	2,235	(10)	0		51.40	3/22/2012
	2/05/2008	0		81,636		47.23	2/05/2018
	2/03/2009	0		82,278		39.19	2/03/2019
								2/03/2009			49,437	2,754,135
								2/02/2010			40,351	2,247,954
	2/02/2010	0		75,121		51.09	2/02/2020

B.W. MacLean	1/16/2001	10,790	(8)	0		59.08	1/16/2011
	4/27/2004	64,096	(6)	0		42.55	4/27/2014
	1/25/2005	40,589	(6)	0		36.97	1/25/2015
	1/25/2005	101,794	(9)	0		36.97	1/25/2015
	2/06/2006	116,091		0		44.79	2/06/2016
	11/07/2006	12,922	(10)	0		51.57	3/22/2012
	2/06/2007	78,507		0		52.76	2/06/2017
	4/16/2007	1,597	(10)	0		53.67	3/22/2012
	4/27/2007	2,709	(10)	0		53.67	3/22/2012
	5/08/2007	13,794	(10)	0		56.23	3/22/2012
	7/23/2007	3,833	(10)	0		52.18	3/22/2012
	7/25/2007	4,468	(10)	0		51.34	3/22/2012
	10/16/2007	1,815	(10)	0		52.30	3/22/2012
	10/29/2007	6,874	(10)	0		52.88	3/22/2012
	11/02/2007	311	(10)	0		52.42	3/22/2012
	11/09/2007	17,041	(10)	0		51.40	3/22/2012
	2/05/2008	0		87,916		47.23	2/05/2018
	5/01/2008	1,999	(10)	0		52.15	3/22/2012
	2/03/2009	0		88,607		39.19	2/03/2019
								2/03/2009			53,240	2,966,000
	2/02/2010	0		83,468		51.09	2/02/2020
								2/02/2010			44,835	2,497,758

	Option Awards							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

W.H. Heyman	5/06/2002	46,867	(4)	0		47.79	5/06/2012
	2/06/2006	95,361		0		44.79	2/06/2016
	12/18/2006	30,522	(7)	0		53.56	2/04/2013
	2/06/2007	64,488		0		52.76	2/06/2017
	4/17/2007	24,202	(7)	0		53.83	2/04/2013
	7/02/2007	12,428	(7)	0		54.48	2/04/2013
	10/04/2007	6,360	(7)	0		53.55	2/04/2013
	2/05/2008	0		81,636		47.23	2/05/2018
								2/03/2009			49,437	2,754,135
	2/03/2009	0		82,278		39.19	2/03/2019
								2/02/2010			44,835	2,497,758
	2/02/2010	0		83,468		51.09	2/02/2020
	11/08/2010	0		140,325	(7)	56.58	5/06/2012

A.D. Schnitzer	4/23/2007	0		121,560	(11)	53.82	4/23/2017
								4/23/2007	37,161(12)	2,070,239
	2/05/2008	0		81,636		47.23	2/05/2018
								2/03/2009			49,437	2,754,135
	2/03/2009	0		82,278		39.19	2/03/2019
								2/02/2010			40,351	2,247,954
	2/02/2010	0		75,121		51.09	2/02/2020

(1)	Unless specified otherwise, options are exercisable 100% three years following the option grant date.

(2)	The market value is based on the closing price on the NYSE of our common stock on December 31, 2010 of $55.71 multiplied by the number of outstanding shares or units, as the case may be.

(3)

The number of shares reflected for each of the named executive officers represents the maximum number of performance shares plus the additional shares that have been allocated to the named executive officer through December 31, 2010 as a result of the phantom reinvestment of dividend equivalents on 100% of unvested performance shares. We have reflected the maximum number of performance shares for each named executive officer because results for 2009 and 2010, the first and second year of the three year performance period for the 2/03/2009 award, were above target, and results for 2010, the first year of the three year performance period for the 2/02/2010 award, were also above target. The actual numbers of shares that will be distributed with respect to the 2009 and 2010 awards are not yet determinable. The award granted on 2/03/2009 vests in proportion to actual performance over the three-year performance period ending on 12/31/2011 and the award granted on 2/02/2010 vests in proportion to actual performance over the three-year performance period ending on 12/31/2012. See description of performance shares in the “Compensation Discussion and Analysis—Compensation Elements—Stock-Based Long Term Incentives—Performance Shares” section.

(4)	Options were exercisable 100% on 4/01/2004.

(5)	Options were exercisable 25% per year commencing on the first anniversary of the option grant date.

(6)	Options were exercisable 50% on the second anniversary of the option grant date and 25% each on the third and fourth anniversary of the option grant date.

(7)

Options were exercisable 100% one year following the option grant date pursuant to the option reload program. For more information regarding our reload program, please refer to the “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2010—Terms of Equity-Based Awards—Reload Options” section above.

(8)	Options were exercisable 20% per year commencing 18 months following the option grant date.

(9)	Options were exercisable 50% on the fourth anniversary of the option grant date and 50% on the fifth anniversary of the option grant date.

(10)

Options were exercisable 100% 6 months following the option grant date pursuant to the option reload program. For more information regarding our reload program, please refer to the “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2010—Terms of Equity-Based Awards—Reload Options” section above.

(11)

Represents options granted to Mr. Schnitzer in connection with his commencement of employment with the Company. These options are 100% exercisable on the fourth anniversary of the option grant date. Mr. Schnitzer’s option award provides that in the event of his termination of employment by us without “Cause” or his resignation for “Good Reason” (each as defined under his employment agreement), any unvested portion of the award will accelerate. In such an event, the vested portion of Mr. Schnitzer’s option award will remain exercisable for the earlier of (1) one year following of the date of such termination or resignation or (2) the expiration date of the award.

(12)

Represents restricted stock unit award granted to Mr. Schnitzer in connection with his commencement of employment with the Company. The award vests 25% per year commencing on the first anniversary of the stock award grant date. Mr. Schnitzer’s restricted stock unit award provides that in the event of his termination of employment by us without “Cause” or his resignation for “Good Reason” (each as defined under his employment agreement), the vesting of any unvested portion of the award will accelerate.

Option Exercises and Stock Vested in 2010

The following table provides information regarding the values realized by our named executive officers upon the exercise of stock options and the vesting of stock awards in 2010.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)

J.S. Fishman	1,467,790	9,481,320	132,601	8,062,845
J.S. Benet	0	0	44,257	2,571,306
B.W. MacLean	19,183	62,700	50,625	2,912,934
W.H. Heyman	276,971	3,058,065	40,876	2,407,226
A.D. Schnitzer	0	0	71,782	4,080,450

(1)

Of these shares acquired upon the exercise of options, 267,790 shares with respect to Mr. Fishman and 153,133 shares with respect to Mr. Heyman were acquired on exercise of options pursuant to the reload program. For more information regarding our reload program, please refer to the “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2010—Terms of Equity-Based Awards—Reload Options” section above.

(2)

Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options being exercised.

(3)

Of these shares acquired on vesting, with respect to Mr. Fishman (10,450 shares), Mr. Benet (2,717 shares), Mr. MacLean (2,926 shares), Mr. Heyman (2,717 shares) and Mr. Schnitzer (2,717 shares) were acquired in respect of phantom dividend equivalents on performance shares that vested on December 31, 2010. With respect to all named executive officers, amounts include 196 restricted stock units granted pursuant to the terms of the Non-Competition Agreements. These restricted stock units were fully vested on the grant date; however, shares underlying the units will not be distributed until the earlier of (a) six months after any future separation or (b) February 2, 2013. With respect to Mr. Schnitzer, amount also includes 37,161 restricted stock units granted in connection with his commencement of employment with the Company.

(4)

The market price for stock that is used in calculating the value realized on vesting is the average of the high and low on the day of vesting. If vesting occurs on a day on which the market is closed, the market price is the average of the high and low on both the first open market day prior to, and following, the vesting date.

Post-Employment Compensation

The Company has four active retirement plans:

•        A qualified 401(k) Plan;

•        A qualified pension plan—the “Pension Plan”;

•        A non-qualified pension restoration plan—the “Pension Restoration Plan” (which is a component of the Benefit Equalization Plan described below); and

•        A non-qualified deferred compensation plan—the “Deferred Compensation Plan”.

The Company has three inactive retirement plans from which benefits are still payable, but under which no additional benefits are being earned (other than earnings credits as described below):

•        A non-qualified pension plan maintained by TPC prior to the Merger—the “TPC Benefit Equalization Plan,” (which is a component of the Benefit Equalization Plan);

•        A non-qualified deferred compensation plan maintained by TPC prior to the Merger—the “TPC Deferred Compensation Plan”; and

•        A non-qualified deferred compensation plan maintained by St. Paul prior to the Merger—the “Executive Savings Plan” (which is a component of the Benefit Equalization Plan).

Pension Benefits

The following table provides information regarding the pension benefits for our named executive officers under the Company’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service(3)	Present Value of Accumulated Benefit ($) (4)	Payments During Last Fiscal Year ($)

J.S. Fishman	Pension Plan	23	149,778	0
	Pension Restoration Plan(1)	27	2,629,217	0

J.S. Benet	Pension Plan	20	374,533	0
	Pension Restoration Plan	20	850,336	0
	TPC Benefit Equalization Plan(2)	11	191,489	0

B.W. MacLean	Pension Plan	23	348,156	0
	Pension Restoration Plan	23	1,146,844	0
	TPC Benefit Equalization Plan(2)	14	80,584	0

W.H. Heyman	Pension Plan	20	135,302	0
	Pension Restoration Plan	20	1,118,853	0

A.D. Schnitzer	Pension Plan	3	17,346	0
	Pension Restoration Plan	3	176,091	0

(1)	Mr. Fishman has four extra years of service in the Pension Restoration Plan pursuant to his employment agreement. The extra service provided no additional value under the plan.

(2)	Service under the TPC Benefit Equalization Plan was frozen as of January 1, 2002, and the plan was merged into the Benefit Equalization Plan as of January 1, 2009.

(3)

Credited service includes (as applicable) service for time worked at TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002), St. Paul and the Company. Number of years of credited service represents actual years of service. Except as otherwise set forth in footnote (1) to this table, we do not have a policy with respect to granting extra years of credited service.

(4)

Present value of accumulated benefit is calculated by projecting the qualified and non-qualified cash-balance accounts reflected in the tables below forward to age 65 by applying a 4.01% interest rate (except for some sub-accounts which use a 6.00% rate) and then discounting back to December 31, 2010 using a discount rate of 5.37%. These are the same assumptions the Company uses for financial reporting purposes. See Note 13 to our financial statements for the fiscal year ended December 31, 2010.

The Company’s Pension Plan

The Company’s Pension Plan is a qualified defined benefit pension plan with a cash-balance formula as well as a traditional final average pay formula. Each named executive officer participates in the cash-balance formula, pursuant to which the named executive officer has a hypothetical account balance that grows with interest and pay credits each year. As of December 31, 2010, the named executive officers’ qualified pension account balances were as follows:

Name	12/31/2010 Qualified Account Balance(1) ($)
J.S. Fishman	163,702
J.S. Benet	386,084
B.W. MacLean	360,042
W.H. Heyman	139,406
A.D. Schnitzer	22,472

(1)          These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits table on page 54 and calculated as described in footnote 4 to that table.

Interest credits are applied quarterly to the prior quarter’s cash-balance pension account balance. These interest credits are generally based on the yield on 10-year treasury bonds, subject to a minimum annual interest rate of 4.01%. Pay credits are calculated on an annual basis as a percentage of compensation, with the percentage determined based on the sum of age plus service at the end of the year under the following schedule:

Age + Service	Pay Credit %

< 30	2.00
30 - 39	2.50
40 - 49	3.00
50 - 59	4.00
60 - 69	5.00
> 69	6.00

Service is calculated based on elapsed time with the Company plus any service with TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and St. Paul. Pay credits are calculated by multiplying the appropriate pay credit percentage by the named executive officer’s compensation for the year, including base salary and bonus up to the qualified plan compensation limit (which for 2010 was $245,000). The plan’s normal retirement age is 65. However, under the cash-balance formula, participants are eligible to receive a distribution from the plan any time after they vest (currently three years of service) and they separate from us. Prior to January 1, 2008, participants vested after five years of service. Once separated from us, participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, 100%

joint and survivor annuity or ten-year certain and life annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits under the cash balance formula.

Under the plan, the benefits of some participants may be determined in whole or in part under transition benefit rules, that is, grandfathered benefit provisions.

The Company’s Benefit Equalization Plan (Non-Qualified Pension Plan)

The Benefit Equalization Plan consists of three components: (i) the Pension Restoration Plan (which is currently active); (ii) the TPC Benefit Equalization Plan (currently inactive); and (iii) the Executive Savings Plan (currently inactive). The Executive Savings Plan is described under “Non-Qualified Deferred Compensation” below. The Benefit Equalization Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Pension Restoration Plan

The Pension Restoration Plan is a non-qualified pension restoration plan, which provides non-qualified pension benefits on compensation in excess of the qualified plan compensation limit and the benefit limit (if applicable) under Internal Revenue Code income tax provisions. Benefits under the plan accrue in the same manner as described above for the Company’s Pension Plan for pay in excess of the compensation limit. As of December 31, 2010, the named executive officers’ non-qualified pension account balances were as follows:

Name	12/31/2010 Non-Qualified Account Balance(1) ($)

J.S. Fishman	2,873,635
J.S. Benet	926,381
B.W. MacLean	1,269,339
W.H. Heyman	1,152,795
A.D. Schnitzer	228,127

(1)          These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits table on page 54 and calculated as described in footnote 4 to that table.

The plan’s normal retirement age is 65. However, participants are eligible to receive a distribution from the plan any time after they vest (currently three years of service) and they separate from us, subject to a six-month delayed payment requirement following separation. Prior to January 1, 2008, participants vested after five years of service. Once separated from us, participants will receive their benefit in ten annual installment payments (for account balances greater than $50,000) or a single lump sum payment

(for balances equal to or less than $50,000). There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the Benefit Equalization Plan.

TPC Benefit Equalization Plan (Non-Qualified Pension Plan)

The TPC Benefit Equalization Plan is a non-qualified pension plan. Benefit accruals were frozen as of January 1, 2002. As of January 1, 2009, the TPC Benefit Equalization Plan was merged into the Benefit Equalization Plan. Participants in the plan have cash balance accounts that accrue interest credits, but no pay credits. As of December 31, 2010, the named executive officers’ non-qualified account balances were as follows:

Name	12/31/2010 Non-Qualified Account Balance(1) ($)

J.S. Benet	196,642

B.W. MacLean	86,496

(1)          These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits table on page 54 and calculated as described in footnote 4 to that table.

Interest credits are applied quarterly to the prior quarter’s account balance. These interest credits are generally based on the yield on ten-year treasury bonds, subject to a minimum annual interest rate of 4.01%. A portion of each named executive officer’s benefit is determined under a prior grandfathered formula which includes an embedded interest credit rate of 6.00%. The plan’s normal retirement age is 65. However, participants are eligible to receive a distribution from the plan any time after becoming vested, attaining age 55 and separating from us. Participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the TPC Benefit Equalization Plan.

Non-Qualified Deferred Compensation for 2010

The following table provides information regarding contributions, earnings and balances for our named executive officers under the active Deferred Compensation Plan, as well as under the TPC Deferred Compensation Plan and the Executive Savings Plan, which are closed to new deferrals. Each of these plans is further described below.

Name	Non-Qualified Deferred Compensation Plan Name	Executive Contributions in 2010 ($)	Company Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions in 2010 ($)	Aggregate Balance at 12/31/10 ($)(1)

J.S. Fishman	Executive Savings Plan	0	0	157,032	0	1,025,630
J.S. Benet		0	0	0	0	0
B.W. MacLean	Deferred Compensation Plan	0	0	504	0	254,744
	TPC Deferred Compensation Plan	0	0	6,653	0	338,872
W.H. Heyman	Executive Savings Plan	0	0	9,649	0	280,297
A.D. Schnitzer	Deferred Compensation Plan	0	0	388,267	0	3,873,641

(1)          Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year and for previous years. The Company does not provide any of its executives with any above-market or preferential earnings on non-qualified deferred compensation.

Name	2010 ($)	Previous Years ($)	Total ($)

J.S. Fishman	0	570,660	570,660
B.W. MacLean	0	315,000	315,000
W.H. Heyman	0	214,220	214,220
A.D. Schnitzer	0	3,873,641	3,873,641

Deferred Compensation Plan

The Company’s current Deferred Compensation Plan is a non-qualified plan that allows employees with annual salaries of $150,000 or more to defer receipt of a portion of his or her salary and/or annual bonuses until a date or dates elected by the employee. Employees participating in the Deferred Compensation Plan elect the time and form of payout prior to the year in which the deferred amounts are earned. These elections are irrevocable.

Participants in the plan can receive distributions of deferred accounts in three situations: when the participant terminates employment or retires (in which case, payment will be made or commence six months after the date of the termination or retirement) or upon a distribution date the participant specifies in advance and that occurs while the participant is still an employee of the Company. The participant can elect to receive retirement distributions and in-service distributions as a lump sum or in up to ten annual installments. All other distributions will be paid in a lump sum, unless distributions in installments have already begun.

Deferrals may be allocated among 28 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) Plan. Under the Deferred Compensation Plan, no Company “match” is made on amounts deferred, “hardship” withdrawals are not permitted and the Company does not provide any opportunity for above-market or preferential earnings, nor does it provide any minimum internal rate of return. As of December 31, 2010, Mr. MacLean and Mr. Schnitzer were the only named executive officers with account balances under the Deferred Compensation Plan, with balances as shown above.

The Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

TPC Deferred Compensation Plan

The TPC Deferred Compensation Plan is a grandfathered non-qualified deferred compensation plan. Under the TPC Deferred Compensation Plan, no Company “match” was made on amounts deferred. The plan was closed to any new deferrals beginning January 1, 2005. Deferrals may be allocated among 28 hypothetical investment options that generally mirror our qualified 401(k) Plan investment options. “Hardship” withdrawals are available under the TPC Deferred Compensation Plan. Based upon deferral elections made prior to the year in which the compensation was earned, executives can receive payments in either a lump sum or in annual installments over a 5, 10 or 15 year period commencing in the month following retirement or age 65. The Company does not provide any of its executives with any above-market preferential earnings on non-qualified deferred compensation.

As of December 31, 2010, Mr. MacLean was the only named executive officer with an account balance under this inactive TPC Deferred Compensation Plan, which balance was as shown above.

The TPC Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Executive Savings Plan

The Executive Savings Plan is a grandfathered non-qualified excess deferral plan that has been a component of the Benefit Equalization Plan since it was established by St. Paul in 1976. It includes salary deferrals and Company matching contributions made to the plan prior to the closing of the plan to any new deferrals as of January 1, 2005. Executives will receive distribution of their vested accounts upon termination of employment from the Company. Once separated from us, executives will receive their benefits in ten annual installment payments (for account balances greater than $50,000) or a single lump sum (for balances of $50,000 or less), with the exception of balances remaining at the time of the executive’s death which will always be paid in a lump sum.

Deferrals may be allocated among 28 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) Plan.

As of December 31, 2010, Mr. Fishman and Mr. Heyman were the only named executive officers with account balances under this inactive Executive Savings Plan, with balances as shown above.

The Executive Savings Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Potential Payments to Named Executive Officers Upon

Termination of Employment or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers would have been entitled if a termination of employment or change in control occurred on December 31, 2010. The only agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment are (1) Mr. Fishman’s and Mr. Schnitzer’s employment agreements, (2) the individual non-solicitation and non-disclosure agreements, and non-competition agreements, executed by members of our Management Committee, each as described below, (3) the Company’s Executive Severance Plan and (4) the terms of restricted stock units, performance shares and option awards.

The amounts shown in the table below do not include:

•        payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers (including welfare benefits that are provided to all U.S. retirees of the Company);

•        regular pension benefits under our Pension Plan or the Benefit Equalization Plan (see “Post-Employment Compensation—Pension Benefits” on page 54; and

•        distributions of plan balances under our 401(k) Plan, the Deferred Compensation Plan, the Executive Savings Plan and the TPC Deferred Compensation Plan (see the “Compensation Discussion and Analysis—Compensation Elements—Other Compensation—Deferred Compensation” section on page 41 for information about the Company’s 401(k) Plan and the “Post-Employment Compensation—Non-Qualified Deferred Compensation for 2010” section on page 56 for information about the Deferred Compensation Plan, the Executive Savings Plan and the TPC Deferred Compensation Plan).

As discussed on page 43, the named executive officers, along with other members of our Management Committee, are subject to a Non-Competition Agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, to impose a six-month non-compete period. While the Company’s decision on whether or not to impose a non-compete period is dependent on the individual circumstances, the table below includes payments that would be triggered assuming such an election is made by the Company.

Potential Payments Upon Termination of Employment or Change in Control

Named Executive Officer	Involuntary Termination without “Cause” or, if Applicable, Voluntary Termination for “Good Reason”	Additional Value if Involuntary Termination without “Cause” or, if Applicable, Voluntary Termination for “Good Reason” Follows a Change in Control	Change in Control	Voluntary Termination without “Good Reason”, including Voluntary Retirement(1)	Disability	Death

J.S. Fishman
Cash Severance Payment(2)	$33,461,784	$0	$0	$7,937,504	$0	$0
Contractual Disability/Death Payments(3)	0	0	0	0	2,500,000	2,500,000
Acceleration of Equity Awards(4)	26,984,206	0	0	8,715,831	26,984,206	26,984,206
Present Value of Continuing Benefits(5)	44,133	559	0	30,398	44,133	44,133
Excise Tax Gross-up(6)	0	21,904,558	0	0	0	0
Total Termination Benefits	$60,490,123	$21,905,117	$0	$16,683,733	$29,528,339	$29,528,339

J.S. Benet
Cash Severance Payment(2)	$9,050,004	$0	$0	$2,650,004	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	2,398,565	0	0	2,398,565	2,398,565	4,071,425
Present Value of Continuing Benefits(5)	37,594	0	0	30,644	27,899	27,899
Excise Tax Gross-up	0	0	0	0	0	0
Total Termination Benefits	$11,486,163	$0	$0	$5,079,213	$2,426,464	$4,099,324

B.W. MacLean
Cash Severance Payment(2)	$11,399,999	$0	$0	$3,199,999	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	2,594,937	0	0	2,594,937	2,594,937	4,413,646
Present Value of Continuing Benefits(5)	10,896	0	0	3,946	0	0
Excise Tax Gross-up	0	0	0	0	0	0
Total Termination Benefits	$14,005,832	$0	$0	$5,798,882	$2,594,937	$4,413,646

W.H. Heyman
Cash Severance Payment(2)	$10,550,004	$0	$0	$3,000,004	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	2,437,128	0	0	2,437,128	2,437,128	4,165,809
Present Value of Continuing Benefits(5)	10,545	0	0	3,595	0	0
Excise Tax Gross-up	0	0	0	0	0	0
Total Termination Benefits	$12,997,677	$0	$0	$5,440,727	$2,437,128	$4,165,809

A.D. Schnitzer
Cash Severance Payment(2)	$7,181,254	$0	$0	$2,412,504	$0	$0
Contractual Disability/ Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(4)	2,299,988	0	0	0	4,698,553	6,371,412
Present Value of Continuing Benefits(5)	10,545	0	0	3,595	27,899	27,899
Excise Tax Gross-up	0	0	0	0	0	0
Total Termination Benefits	$9,491,787	$0	$0	$2,416,099	$4,726,452	$6,399,311

(1)               On December 31, 2010, Messrs. Fishman, Benet, MacLean and Heyman were “retirement eligible”. Under current provisions in applicable equity award grants, had Messrs. Fishman, Benet, MacLean, or Heyman retired voluntarily on December 31, 2010, each would have been entitled to acceleration of some or all of their outstanding unvested equity awards as shown under the “Voluntary Termination without ‘Good Reason’, including Voluntary Retirement” column above. Had the named executive officer not been retirement eligible, he would have forfeited these awards if he retired on December 31, 2010. The Acceleration of Equity Awards amount shown in the “Voluntary Retirement” column above does not include the value of reload options as to which vesting is not accelerated upon retirement but which remain outstanding and continue to vest in accordance with their terms. Upon voluntary retirement, Messrs. Fishman and Benet are also entitled to continuing benefits that are described in footnote 5 below. Mr. Schnitzer was not “retirement eligible” under current provisions in applicable equity award grants as of December 31, 2010.

(2)               Cash Severance Payments:

•              Under the terms of Mr. Fishman’s employment agreement, severance payments in the event of a voluntary termination for “good reason” or involuntary termination without “cause” (each as defined in his agreement) are based on three times his base salary at termination (or, if such termination occurs following a change in control, his highest base salary rate in the preceding 12-month period), plus three times the greatest of: (a) 150% of such salary; (b) his annual bonus for the immediately preceding year and (c) if such termination occurs following a change in control, the greater of his most recent annual bonus or 150% of his base salary for the year preceding. Such severance payments would be made on the first day of the seventh month following termination, together with interest on such payment amount from the date of termination to the date of payment at the most recently issued 26-week Treasury bill rate (which is included in the table above).

•              Under the terms of individual non-solicitation and non-disclosure agreements, the other named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than cause or if they are asked to take a substantial demotion. Such benefit is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of his termination, plus the greater of (a) 1/12th of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (b) 1/12th of 125% of final annual base salary.

•              Under the Non-Competition Agreement, if the Company elects to impose a six-month non-compete period and the executive complies with such obligations, the executive will be entitled to receive a lump sum payment at the end of the period equal to the sum of (a) six months base salary plus (b) 50% of the executive’s average annual bonus for the prior two years plus (c) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years.

(3)               Under the terms of Mr. Fishman’s employment agreement, he or his beneficiary, as applicable, would receive a pro-rata portion of 250% of his annualized salary in the event his employment is terminated due to his death or disability.

(4)               Acceleration of Equity Awards:

•              “Acceleration of Equity Awards” is presented as the sum of the values as of December 31, 2010 of the additional benefit from the acceleration of vesting, if any, of stock options, restricted stock units and performance shares that would have occurred as a result of termination under the different circumstance presented. Equity awards that were vested as of December 31, 2010 are not included in this amount.

•              For options, the additional benefit to the named executive officer resulting from the acceleration of vesting reflected in the table is the value that the named executive officer would receive if he was terminated on the last business day of 2010 and assumes that the named executive officer would choose to exercise any additional options that would have vested at that date. This benefit is determined by subtracting the exercise price of the original option award from the closing stock price on the NYSE of $55.71 at December 31, 2010 and multiplying the result, if a positive number (in-the-money), by the number of options that would vest as a result of termination. The acceleration of vesting varies by option grant under each termination circumstance and in accordance with the terms of each option grant. The value, if any, of any stock option is a function of the appreciation in the Company’s stock price since the date on which the stock option was awarded to the executive officer.

•              Under the terms of Mr. Fishman’s award agreement, as modified by his employment agreement, in the event of death or disability, voluntary termination for good reason or involuntary termination without cause, performance shares plus dividend equivalent shares allocated to date would no longer be subject to service-based vesting conditions for the 2009-2011 and 2010-2012 performance periods. The amount reflected for Mr. Fishman in the “Acceleration of Equity Awards” is determined as described below. In the event of a qualifying retirement (in a circumstance that does not involve one of the foregoing events), a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance period have been met. Accordingly, the performance shares have not been included under the “Change in Control” or “Voluntary Retirement” circumstances.

•              Under the terms of Mr. Fishman’s 2009 and 2010 performance share awards, special rules would apply to the vesting terms, performance period, and settlement of these awards in the event of his death, his disability, his involuntary termination without cause, or his voluntary termination for “good reason” (disability, cause, and good reason, all as defined in his employment agreement). If his termination for any of the preceding reasons were to have occurred on December 31, 2010, the performance period for the 2009 award would have been the one-year period from January 1, 2009 to December 31, 2009 and, for the 2010 award, the one-year period from January 1, 2010 to December 31, 2010.

•              For all of the other named executive officers, in the event of a termination due to death, performance shares plus dividend equivalent shares allocated to date would vest immediately at 100% for the 2009-2011 and 2010-2012 performance periods and would then be paid out on a pro rated basis for the number of days worked in the performance period. The amounts reflected in the “Acceleration of Equity Awards” is determined by multiplying the closing stock price of $55.71 on December 31, 2010 by the number of performance shares and related dividend equivalent shares that would be paid out upon death. In the event of disability or termination due to a qualifying retirement, a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original vesting schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance period have been met. In the event of any other termination scenarios, the performance shares and dividend equivalent shares attributable thereto would be forfeited. Accordingly, the performance shares have not been included under any termination circumstances other than death in the table above.

(5)               Present Value of Continuing Benefits:

•              For Mr. Fishman, the present value of continuing benefits as of December 31, 2010 includes three years of medical and dental premiums in the event of a voluntary termination for good reason, or an involuntary termination without cause or upon death or disability, three years of short-term disability, basic life, and accidental death and dismemberment insurance premiums in the event of termination in connection with a change in control; and two years of financial planning benefits in the event of a voluntary termination for good reason, or involuntary termination without cause or upon death, disability or voluntary retirement.

•              For Messrs. Benet and Schnitzer, the present value of continuing benefits as of December 31, 2010 includes (a) the value of up to two years financial planning benefits in the event of death or disability and, in the case of Mr. Benet, voluntary retirement and (b) the cash value of nine months of outplacement services under the Company’s executive severance plan in the event of voluntary termination for good reason or involuntary termination without cause. If Messrs. Benet or Schnitzer has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $750 per month.

•              For Messrs. MacLean and Heyman, the present value of continuing benefits as of December 31, 2010 includes the cash value of nine months of outplacement services under the Company’s executive severance plan in the event of voluntary termination for good reason or involuntary termination without cause. If Messrs. MacLean or Heyman has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $750 per month.

•              Under the Non-Competition Agreement, if the Company elects to impose a six-month non-compete period and the executive complies with such obligations, the executive will be entitled to reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-compete period or payment of an equivalent amount, payable at the end of the period. In the case of Mr. Fishman, whose employment agreement provides for the continuation of health benefits as explained above in this footnote (5) for a period longer than that specified in the Non-Competition Agreement, no additional benefit is reflected in the case of voluntary termination for good reason or involuntary termination without cause.

(6)     Excise Tax Gross-Up:

•              Under the terms of Mr. Fishman’s employment agreement, in the event of a change in control, we are required to provide a tax indemnity under which, if the Internal Revenue Code subjects Mr. Fishman to an excise tax pursuant to Section 4999 in connection with any payments made under his employment agreement together with any other payments we make to him, we will reimburse him for the full tax amount and all interest or penalties and any federal, state, local income tax and social security and other employment tax so long as Mr. Fishman takes such action as we request to mitigate or challenge the tax under the circumstances. See “Summary of Key Agreements—Mr. Fishman’s Employment Agreement”.

Summary of Key Agreements

Mr. Fishman’s Employment Agreement

As discussed above, Mr. Fishman, our Chairman and Chief Executive Officer, has an employment agreement.

The following is a summary of the severance benefits that would be provided to Mr. Fishman if he were terminated without “Cause” or if he were to resign for “Good Reason” (each as defined in his employment agreement and summarized below):

•             on the first day of the seventh month following such termination, a lump sum severance payment equal to three times the sum of (1) his then current annual base salary rate and (2) the greater of (x) 150% of his base salary or (y) his annual bonus for the preceding year (with interest paid on the lump-sum amount from the termination date to the payment date at the six-month Treasury bill rate);

•             all unvested stock options, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter); and

•             up to three years of continued medical and dental coverage with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company.

Mr. Fishman’s agreement also subjects him to non-competition and non-solicitation covenants that are binding during the term of the agreement and for three years following any termination of his employment by us for Cause or by him without Good Reason (or, in the case of the non-solicitation covenants, for one year following a termination of his employment for any other reason).

If Mr. Fishman’s employment is terminated after a Change in Control (as defined in his agreement and summarized below) by us other than for Cause or by him for Good Reason (each as defined in the agreement), Mr. Fishman would become entitled to specified benefits, and summarized below including:

•             on the first day of the seventh month following such termination, a lump sum payment equal to three times the sum of (1) his highest annual base salary rate payable to him during the 12-month period immediately prior to termination and (2) the greatest of (x) 150% of his then current annual base salary, (y) his annual bonus for the preceding year and (z) the greater of his annual bonus or 150% of his annual base salary for the year immediately preceding the Change in Control (with interest paid on the lump-sum amount from the termination date to the payment date at the six-month Treasury bill rate);

•             all unvested stock options, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter);

•   up to three years of continued medical and dental coverage, with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company;

•   up to three years of continued coverage in those accident, disability (other than long-term disability) and life insurance programs in which he participated on the date employment terminated (provided that such continued coverage will only be provided if such termination occurs within two years following a Change in Control); and

•   reimbursement for any “excess parachute payments” excise tax (and the income and excise taxes on such reimbursement).

If Mr. Fishman’s employment ends by reason of death or disability (as defined in the agreement), he or his beneficiary, as applicable, receives a pro-rata portion of 250% of his annualized salary. In addition, all unvested stock options, restricted stock, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, will remain exercisable for at least one year, in the case of death, or three years, in the case of disability (or the maximum term, if shorter).

The term “Cause” is generally defined in his employment agreement as a determination by two-thirds of the Board: (1) of Mr. Fishman’s willful and continued failure to perform substantially his duties; (2) that Mr. Fishman has been convicted of, or entered a guilty plea or plea of nolo contendere to, a felony or crime involving moral turpitude; or (3) that Mr. Fishman has engaged in any malfeasance or fraud or dishonesty of a substantial nature in connection with his position with us or willfully engaged in conduct which materially damages our reputation.

“Good Reason” is generally defined in his agreement to include such situations as: (1) reduction in base salary or annual long-term incentive grant or specified adverse changes with respect to Mr. Fishman’s annual bonus opportunity; (2) his ceasing to be Chairman of the Board or a member of the Executive Committee; (3) reduction without his consent in the scope of his duties, responsibilities, authority or reporting relationships (which, in all cases, will be deemed to occur if our stock ceases to be publicly traded or if any person or group becomes the beneficial owner of 40% of the voting power of our voting securities); (4) our breach of the agreement; (5) following a Change in Control, specified relocations or changes in travel obligations or failure to maintain benefits that are substantially the same as are in effect when the Change in Control occurs; or (6) our failure to extend the term of Mr. Fishman’s agreement prior to his attaining age 65.

As generally defined in Mr. Fishman’s agreement with us, a “Change in Control” occurs when: (1) the individuals on the Board (the “Incumbent Directors”) as composed on December 13, 2006 no longer constitute at least a majority of the Board; provided that, generally, any person elected or nominated to the Board by two-thirds of the Incumbent Directors after December 13, 2006 would also be an Incumbent Director; (2) any person is or becomes a “beneficial owner” of 30% or more of the combined voting power of our outstanding securities; (3) a merger, consolidation, statutory share exchange or similar form of corporate transaction is completed, unless immediately following such transaction the voting power of our shareholders is more than 60% of the total, no person becomes the beneficial owner of more than 30% of the outstanding voting securities eligible to elect directors of the Company, and at least a majority of the members of the Board of the Company following the transaction were Incumbent Directors at the time of the decision to execute the transaction; or (4) our shareholders approve a plan of complete liquidation or dissolution of the Company.

Mr. Fishman’s 2009, 2010 and 2011 performance share awards provide additional specificity regarding the vesting and payment of the award, if his employment is terminated by us other than for Cause or by him for Good Reason, or his employment ends by reason of his death or disability:

•   The service-based vesting condition applicable to the performance share award will be deemed satisfied upon any such termination of employment.

•   Except in the case of Mr. Fishman’s termination of employment due to death or disability, the performance share award will be paid (if at all) based on actual performance achievement through the end of the last completed fiscal year of the performance period preceding his termination of employment, or if his termination occurs prior to the completion of the first fiscal year of the performance period, based on actual performance achievement for the first full completed fiscal year of the performance period.

•        In the case of Mr. Fishman’s death or disability, the performance share award will be paid at the greater of (a) the amount that would be payable based on the Company’s actual performance achievement, as determined above, and (b) 100% of the number of performance shares covered by the award.

Non-Solicitation and Non-Disclosure Agreements

Each of the named executive officers (other than Mr. Fishman) is eligible to receive a severance benefit if asked to take a substantial demotion or if any of them is involuntarily terminated due to a reduction in force or for reasons other than “cause”. The severance benefit payable is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of the executive’s termination, plus the greater of (1) 1/12th of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (2) 1/12th of 125% of final annual base salary for any named executive officer serving as a Vice Chairman or an Executive Vice President or equivalent.

Mr. Schnitzer’s Employment Agreement

Pursuant to Mr. Schnitzer’s employment agreement, Mr. Schnitzer would become entitled to accelerated vesting and/or cash payments in respect of his sign-on grants of stock options and restricted stock units upon a qualifying termination of his employment.

Equity Recapture/Recoupment Provisions

The Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to a member of the Management Committee or a Section 16 officer in specified circumstances relating to a restatement of Company financial results involving fraud or misconduct.

In addition, in connection with equity awards, each recipient executive approximately at or above the Vice President level, accepts the terms of an agreement that provides for the recapture by us of the corresponding equity awards during a one-year period following his or her departure, under specified circumstances. For a more detailed description of these provisions, see “Compensation Discussion and Analysis—Recapture/Forfeiture Provisions” on page 44 of this Proxy Statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Governance Committee of the Board recommends to the full Board for approval the amount and composition of Board compensation for non-employee directors (the “Director Compensation Program”). Directors who are our employees are not compensated for their service on the Board. In accordance with the Company’s Governance Guidelines, the Nominating and Governance Committee reviews the significance and appropriateness of each of the components of the Director Compensation Program at least once every two years. The Compensation Committee’s independent consulting firm, F. W. Cook, advises the Nominating and Governance Committee with respect to director compensation. The objectives of the Nominating and Governance Committee are to compensate directors in a manner that closely aligns the interests of directors with those of our shareholders, to attract and retain highly qualified directors and to structure and set total compensation in such a manner and at such levels that will not call into question any director’s objectivity.

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee directors, as discussed below.

Annual Retainer

Non-employee directors were paid an annual retainer of $96,593 for their services in 2010. Annual retainers are paid in quarterly installments, in arrears at the end of each quarter, in cash or, if the director so elects, in common stock units to be credited to his or her deferred compensation account (discussed under “Director Deferral Plan” below) and distributed at a later date designated by the director. In May 2010, the amount of the annual retainer was increased from $90,000 to $100,000. As a result, each non-employee director received one quarterly payment of $22,500, a second quarterly payment of $24,093 and third and fourth quarterly payments of $25,000 each for a total of $96,593. The Lead Director was paid an additional $25,000 annual cash retainer.

Annual Deferred Stock Award

During 2010, each non-employee director (other than Mr. Lipp who retired from the Board in May 2010) was awarded $145,000 of deferred stock units, which vest in full on the first anniversary of the annual meeting of the Company occurring in the year of the grant so long as the non-employee director continuously serves on the Company’s Board through the day immediately prior to such anniversary date. The grant date fair value of each unit was equal to the closing price of our common stock on the date of grant. In May 2010, the value of the annual deferred stock award to non-employee directors beginning with the 2011 award was increased to $150,000 of deferred stock units, with vesting of such deferred stock units to occur one day prior to the date of the annual shareholder meeting occurring in the year following the year of the date of grant. These annual deferred stock awards are made under our Amended and Restated 2004 Stock Incentive Plan. Dividend equivalents (in an amount equal to the common stock dividends) attributable to the deferred common stock units are deemed “reinvested” in additional deferred common stock units. The accumulated deferred stock units, and dividends thereon, in a director’s account are distributed in the form of shares of our common stock either in a lump sum or in annual installments, at the director’s election, beginning at least six months following termination of his or her service as a director.

Committee Chair Fees

The chairs of certain committees are paid additional fees in cash in connection with their services over the course of the year. The relevant committees and the sums received are as follows: Audit Committee—$25,000; Compensation Committee—$20,000; Nominating and Governance Committee—$20,000; Investment and Capital Markets Committee—$20,000; and Risk Committee—$20,000. The Advisory Committee on Public Policy was dissolved in August 2010 and the 2010 pro-rated committee chair fee was $2,949.

Director Deferral Plan

Directors may elect to have all or any portion of their annual retainer and any lead director and committee chair fees paid in cash or deferred through our Deferred Compensation Plan for Non-Employee Directors. Deferrals are notionally “invested” in common stock units. Any director who elects to have any of his or her fees credited to his or her deferred compensation plan account as common stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash, based on the closing market price of our common stock on such date. The value of common stock units rises or falls as the price of our common stock fluctuates in the market. In addition, dividend equivalents (in an amount equal to the dividends payable on shares of our common stock) on those units are “reinvested” in additional deferred stock units. Distributions are made in the form of shares of our common stock on pre-designated dates, usually following termination of service as a director. Shares of common stock issued in payment of deferred fees are awarded under our Amended and Restated 2004 Stock Incentive Plan.

Legacy Directors’ Charitable Award Program

Prior to the Merger, most directors of St. Paul participated in a Directors’ Charitable Award Program, pursuant to which each participating director could designate up to four tax-exempt charitable, educational or other organizations to receive contributions from St. Paul over a period of ten years following the death of the director, in an aggregate amount over such period of up to $1 million per director. All participating St. Paul directors on April 1, 2004 became fully vested in this program upon the consummation of the Merger on April 1, 2004. This program has been discontinued; however, it continues to be actively administered with respect to the vested interests of former St. Paul directors, including Messrs. Dasburg, Duberstein, Fishman, Graev and Hodgson. All donations ultimately paid by us under this program should be deductible for purposes of Federal and other income taxes payable by us.

In addition to the five current directors listed above, there are currently 18 other former St. Paul directors participating in the Directors’ Charitable Award Program. Eighteen of those 23 directors are fully vested for the $1 million charitable contribution benefit, and the other five are vested in lesser amounts. The directors that are not fully vested retired prior to the Merger and, therefore, did not become fully vested on the Merger date. The total vested liability to us for all 23 participating directors is $20,600,000.

The Company carries life insurance policies on 21 of the directors participating in the program. The face amounts of these life insurance policies total $37,596,000. Each policy covers two directors and will pay proceeds to the Company only after both directors die. Total premiums paid by us in 2010 in connection with this program were $134,269.

Director Compensation for 2010

The 2010 compensation of non-employee directors is displayed in the table below and explained in the following paragraphs.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

A.L. Beller	96,593	144,993	5,264	246,850
J.H. Dasburg	146,593	144,993	5,264	296,850
J.M. Dolan	99,542	144,993	5,264	249,799
K.M. Duberstein	116,593	144,993	5,264	266,850
L.G. Graev	116,593	144,993	5,264	266,850
P.L. Higgins	96,593	144,993	5,264	246,850
T.R. Hodgson	116,593	144,993	5,264	266,850
C.L. Killingsworth, Jr.	96,593	144,993	5,264	246,850
R.I. Lipp(4)	30,907	0	1,221	32,128
B.J. McGarvie	116,593	144,993	5,494	267,080
D.J. Shepard	96,593	144,993	4,043	245,629
L.J. Thomsen	96,593	144,993	5,264	246,850

(1)             Eleven directors received all of their retainers and fees in cash. Mr. Shepard elected to receive the 2010 annual retainer in 1,835 common stock units which will be accumulated in Mr. Shepard’s deferred compensation plan account and distributed at a later date. The table above does not include dividend equivalents attributable to the common stock units received in lieu of cash fees because they are earned at the same rate as the dividends on the Company’s common stock and are not preferential. Details of each director’s fees earned are shown in the “Director Fee Breakdown for 2010” table below.

(2)             The dollar amounts represent the grant date fair value of awards of deferred stock units granted in 2010, calculated in accordance with FASB ASC Topic 718 (excluding estimated forfeitures). This column does not include any expense relating to the dividend equivalents attributable to the annual deferred stock unit awards, which are deemed “reinvested” in additional deferred stock units, and are distributed, in the form of shares of our common stock, beginning at least six months following termination of service as a director. The dollar value of these dividend equivalents paid in 2010 are included in the “All Other Compensation” column. For a discussion of annual deferred stock awards, see “—Annual Deferred Stock Award” above.

On February 2, 2010, each non-employee director nominated for re-election to serve for the twelve-month period running from the May 2010 annual meeting through the May 2011 annual meeting was granted 2,838 deferred stock units (determined by dividing $145,000 by the closing market price on the NYSE of our common stock of $51.09 on February 2, 2010). The entire award is subject to forfeiture if the director leaves the Board prior to May 4, 2011.

(3)             The column includes the dollar value of dividend equivalents credited (in the form of additional deferred shares) on unvested awards of deferred stock units during 2010. This column does not include the life insurance premiums paid in 2010 in relation to the participation of Messrs. Dasburg, Duberstein, Graev and Hodgson in the legacy St. Paul Directors Charitable Award Program. The structure of the plan does not enable us to attribute premium amounts to a specific individual. For more information, please refer to the narrative discussion of the “—Legacy Directors’ Charitable Award Program” above.

(4)            Mr. Lipp retired from the Company’s Board of Directors effective May 4, 2010, the date of our 2010 annual meeting of shareholders.

Director Fee Breakdown for 2010

The following table shows fees paid to our non-employee directors for services performed during 2010.

Name	Base Retainer Fee ($)	Committee Chair Fees ($)		Lead Director Fees ($)	Total Fees ($)

A.L. Beller	96,593	0		0	96,593
J.H. Dasburg	96,593	25,000		25,000	146,593
J.M. Dolan	96,593	2,949	(2)	0	99,542
K.M. Duberstein	96,593	20,000		0	116,593
L.G. Graev	96,593	20,000		0	116,593
P.L. Higgins	96,593	0		0	96,593
T.R. Hodgson	96,593	20,000		0	116,593
C.L. Killingsworth, Jr.	96,593	0		0	96,593
R.I. Lipp(1)	30,907	0		0	30,907
B.J. McGarvie	96,593	20,000		0	116,593
D.J. Shepard	96,593	0		0	96,593
L.J. Thomsen	96,593	0		0	96,593

(1)	Mr. Lipp retired from the Company’s Board of Directors effective May 4, 2010, the date of our 2010 annual meeting of shareholders.

(2)	Ms. Dolan served as the Chair of the Advisory Committee on Public Policy until it was dissolved in August 2010.

Outstanding Equity Awards for Non-Employee Directors at December 31, 2010

The following table provides information with respect to aggregate holdings of stock options and unvested and vested deferred stock units beneficially owned by our non-employee directors at December 31, 2010. For information regarding the stock ownership positions of our directors, see the “Share Ownership of Directors and Executive Officers” table on page 69 of this Proxy Statement.

Name	Options (#)	Unvested Deferred Stock Units(2) (#)	Vested Deferred Stock Units(2) (#)	Market Value of Vested and Unvested Deferred Stock Units(3) ($)

A.L. Beller	0	2,971	9,246	680,609
J.H. Dasburg	26,126	3,010	45,387	2,696,197
J.M. Dolan	26,126	3,010	19,553	1,256,985
K.M. Duberstein	26,126	3,010	33,951	2,059,097
L.G. Graev	0	3,010	22,498	1,421,051
P.L. Higgins	0	2,971	9,246	680,609
T.R. Hodgson	26,126	3,010	32,957	2,003,722
C.L. Killingsworth, Jr.	0	2,971	9,246	680,609
R.I. Lipp(1)	1,074,162	0	0	0
B.J. McGarvie	9,293	3,010	15,924	1,054,813
D.J. Shepard	0	2,915	1,854	265,681
L.J. Thomsen	12,460	3,010	20,431	1,305,898

Total	1,200,419	32,898	220,293	14,105,271

(1)

Options outstanding that Mr. Lipp received while serving as an executive officer of the Company are included in this table (1,074,162 options). Mr. Lipp retired from the Company’s Board of Directors effective May 4, 2010, the date of the 2010 annual meeting of shareholders.

(2)	Includes dividend equivalents credited (in the form of additional deferred stock units) on deferred stock units.

(3)

The market value of the deferred stock units is calculated by multiplying the closing market price on the NYSE on December 31, 2010 of our common stock of $55.71, by the total number of unvested and vested deferred stock units.

SHARE OWNERSHIP INFORMATION

5% Owners

Based on information available to us, as of March 28, 2011, the only shareholders known to us to beneficially own more than 5% of any class of our voting securities are:

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock		Percent of Company Common Stock	Percent of Company Preferred Stock

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	37,675,288	(1)	8.21%(1)	—

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	24,373,193	(2)	5.3%(2)	—

Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	199,167.39	(3)	—	100%(3)

(1)

BlackRock,  Inc.’s Schedule 13G reported beneficial ownership of common stock as of December 31, 2010, which was held by BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Limited, and State Street Research & Management Co.

(2)

State Street Corporation’s Schedule 13G reported beneficial ownership of common stock as of December 31, 2010, which was held by State Street Bank and Trust Company, SSGA Funds Management, Inc, State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors France S.A., State Street Global Advisors Australia Limited, State Street Global Advisors Japan Co., Ltd., and State Street Global Advisors Asia Limited.

(3)

As trustee under the Company’s 401(k) Plan, Fidelity Management Trust Company held 100% of the 199,167.39 outstanding shares of Series B convertible preferred stock as of March 28, 2011. Each share of Series B convertible preferred stock is convertible into eight shares of common stock. To the best of our knowledge, Fidelity Management Trust Company did not beneficially own 5% or more of our common stock at December 31, 2010 or March 28, 2011.

Share Ownership of Directors and Executive Officers

The following table shows as of March 28, 2011 the beneficial ownership of our capital stock by each director of the Company, each of the named executive officers, and all directors and executive officers of the Company as a group.

	Number of Shares or Units Beneficially Owned as of March 28, 2011(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)		Stock Options Exercisable Within 60 Days of March 28, 2011(3)	Stock Equivalent Units(4)	Total Stock-Based Ownership(5)

J.S. Fishman	462,376		2,236,623	0	2,698,999
J.S. Benet	55,921		455,605	0	511,526
B.W. MacLean	93,363		556,356	0	649,719
W.H. Heyman	161,009		361,864	0	522,873
A.D. Schnitzer	98,345	(6)	203,196	0	301,541
A.L. Beller	0		0	0	0
J.H. Dasburg	0		26,126	30,035	56,161
J.M. Dolan	1,000		26,126	228	27,354
K.M. Duberstein	3,076		26,126	2,902	32,104
L.G. Graev	0		0	1,557	1,557
P.L. Higgins	100		0	0	100
T.R. Hodgson	15,473		26,126	3,506	45,105
C.L. Killingsworth, Jr.	0		0	0	0
B.J. McGarvie	1,253		9,293	0	10,546
D.J. Shepard	0		0	0	0
L.J. Thomsen	1,601		12,460	0	14,061
All Directors and Executive Officers as a group (23 persons)	1,126,568		4,740,525	38,228	5,905,321

(1)

As of March 28, 2011, (1) Messrs. Fishman and Heyman beneficially owned 140.46 shares and 138.03 shares, respectively, of Series B convertible preferred stock, held in our 401(k) Plan; and the directors and executive officers of the Company as a group beneficially owned 675.05 shares of Series B convertible preferred stock; (2) no director or executive officer beneficially owned 1% or more of the outstanding common stock or the Series B convertible preferred stock of the Company or 1% or more of the aggregate combined voting power of the outstanding common stock and Series B convertible preferred stock; and (3) the directors and executive officers of the Company as a group beneficially owned approximately 1.39% of the common stock of the Company (including common stock they can acquire within 60 days) and approximately 0.34% of the Series B convertible preferred stock and held approximately 0.27% of the aggregate combined voting power of the Company’s voting securities.

(2)

Included are (A) common shares owned outright; (B) restricted stock units that vest within 60 days of March 28, 2011; (C) common shares held in our 401(k) Plan; (D) common share equivalents of Series B convertible preferred shares, which can be distributed in the form of common shares, held in our 401(k) Plan; (E) shares held by family members of the following: Mr. MacLean—40 shares held by his son; Mr. Heyman—2,256 shares held by his spouse; Mr. Schnitzer—4,962 shares held by his spouse and 93 shares held by Mr. Schnitzer or his spouse as custodian for his children; and Ms. Thomsen—200 shares held by her spouse and 432 shares held by her children. These executive officers and directors disclaim beneficial ownership of the shares held by their respective family members; and (F) the following shares which are held in trust: Mr. Fishman—288 (in his children’s 12-year trust with respect to which Mr. Fishman is the trustee). Mr. Heyman disclaims beneficial ownership of 250 shares held in trust for his stepson, and those shares are not included in the table.

(3)

The number of shares shown in Column B are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 28, 2011.

(4)

All non-employee directors have vested and/or unvested deferred stock units granted under the Amended and Restated 2004 Stock Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors or the legacy deferred stock plan of either St. Paul or TPC. This column lists those deferred stock units that would be distributed to directors in the form of shares of common stock within 60 days, if any of them were to have retired as a director on March 28, 2011. In total, as of March 28, 2011, the directors hold the following deferred stock units and common stock units which include (A) the stock equivalent units shown in the table above and (B) deferred stock units and common stock units which are not reflected in the table above because the units would be distributed to directors in the form of common stock more than 60 days following their retirement as a director:

Director	Deferred Stock and Common Stock Units

A.L. Beller	14,857
J.H. Dasburg	51,217
J.M. Dolan	25,217
K.M. Duberstein	39,688
L.G. Graev	23,105
P.L. Higgins	14,857
T.R. Hodgson	38,711
C.L. Killingsworth, Jr.	14,857
B.J. McGarvie	18,541
D.J. Shepard	7,408
L.J. Thomsen	26,080

See “Outstanding Equity Awards for Non-Employee Directors at December 31, 2010” above for detail regarding each director’s deferred share holdings as of December 31, 2010.

(5)	These amounts are the sum of the number of shares shown in the prior columns.

(6)	The shares reported as shares owned directly and indirectly by Mr. Schnitzer include 37,161 restricted stock units that are scheduled to vest on April 23, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and chief accounting officer, we believe that our executive officers, directors and chief accounting officer complied with all Section 16(a) filing requirements during 2010.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2012 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company’s principal executive office located at 485 Lexington Avenue, New York, New York 10017. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2012 Annual Meeting Proxy Statement and form of proxy to be made available in April 2012, a proposal must be received by our Corporate Secretary on or before December 14, 2011. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws require timely notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive office no less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The bylaws, which have other informational requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders meeting, are posted on our website at www.travelers.com.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Travelers Shareholders Relations Department, One Tower Square, 2MS, Hartford, Connecticut 06183, (860) 277-0779.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.

Return on equity is the ratio of net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

In the opinion of the Company’s management, operating income and operating return on equity are important indicators of how well management creates value for its shareholders through its operating activities and its capital management. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. These measures exclude net realized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

We have included the following tables to provide a reconciliation of the above terms used in this Proxy Statement: (i) operating income less preferred dividends to net income and (ii) adjusted shareholders’ equity to shareholders’ equity, which are components of the operating return on equity and return on equity ratios for the six-year period ending December 31, 2010. Also, we have included the components of the calculation of average operating return on equity from January 1, 2005 through December 31, 2010.

	Twelve months ended Dec. 31,
(Dollars in millions; after-tax)	2010	2009	2008	2007	2006	2005

Reconciliation of operating income less preferred dividends to net income
Operating income, less preferred dividends	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	3	3	4	4	5	6

Operating income	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	173	22	(271)	101	8	35

Income from continuing operations	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	(439)

Net income	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

	As of Dec. 31,
(Dollars in millions)	2010	2009	2008	2007	2006	2005	2004

Reconciliation of adjusted shareholders’ equity to shareholders’ equity
Adjusted shareholders’ equity	$23,376	$25,453	$25,645	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,858	1,861	(144)	620	453	327	866
Net realized investment gains (losses), net of tax	173	22	(271)	101	8	35	(28)
Preferred stock	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	(439)	88

Shareholders’ equity	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Calculation of average annual operating return on equity from January 1, 2005 through December 31, 2010
Operating income, less preferred dividends	$ 3,040	$ 3,597	$ 3,191	$ 4,496	$ 4,195	$ 2,020
Adjusted average shareholders’ equity	24,287	25,774	25,668	25,350	23,381	21,118
Operating return on equity	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through December 31, 2010			14.1%

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Matthew S. Furman

Senior Vice President and

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.travelers.com) and click on “SEC Filings” under the “For Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary
The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THE TRAVELERS COMPANIES, INC. M34153-P08641-Z54952-Z54953 485 LEXINGTON AVENUE NEW YORK, NY 10017 Please indicate if you plan to attend this meeting. 1a. Alan L. Beller 1d. Kenneth M. Duberstein 1b. John H. Dasburg 1c. Janet M. Dolan 1g. Patricia L. Higgins 1e. Jay S. Fishman 1f. Lawrence G. Graev Yes No 1. Election of the eleven directors listed below. Nominees: YOU HAVE THREE WAYS TO VOTE: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions electronically. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, date and return your proxy card in the postage-paid envelope that has been provided to you or return it to The Travelers Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 25, 2011. If you are a current or former employee voting shares held under an employee benefit or compensation plan, however, you must vote those plan shares by 11:59 p.m. Eastern Daylight Time on May 24, 2011. Please consult the separate voting instructions provided for persons holding shares through a Company employee benefit or compensation plan. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by The Travelers Companies, Inc. in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 1h. Thomas R. Hodgson 1i. Cleve L. Killingsworth, Jr. 1j. Donald J. Shepard 1k. Laurie J. Thomsen 2. Ratification of the appointment of KPMG LLP as Travelers' independent registered public accounting firm for 2011. NOTE: Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such. The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE. 3. Non-binding vote on executive compensation. 4. Non-binding vote on the frequency of future votes on executive compensation. The Board of Directors recommends you vote for THREE YEARS on Proposal 4. 0 0 0 0 0 0 0 0 0 0 For Against Abstain 3 Years 2 Years 1 Year Abstain For Against Withhold

THE TRAVELERS COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors of The Travelers Companies, Inc. for the Annual Meeting of Shareholders, May 26, 2011 The signer(s) hereby constitute(s) and appoint(s) Jay S. Fishman, Kenneth F. Spence III, and Matthew Furman, and each of them, the signer(s) true and lawful agents and proxies, with full power of substitution in each, to represent the signer(s) at the Annual Meeting of Shareholders of The Travelers Companies, Inc. to be held on May 26, 2011 at 1:00 p.m. (Eastern Daylight Time) and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of The Travelers Companies, Inc. held of record by the signer(s) at the close of business on March 28, 2011 as the signer(s) would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof. This proxy when properly executed will be voted in the manner directed on the reverse side. If the proxy is signed but no direction given, this proxy will be voted FOR the election of the director nominees listed on the reverse side, FOR Proposal 2, FOR Proposal 3 and for THREE YEARS on Proposal 4, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 26, 2011: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. CONTINUED AND TO BE SIGNED ON REVERSE SIDE M34154-P08641-Z54952-Z54953 For driving directions to the Annual Meeting, please see the "Notice of Internet Availability of Proxy Materials - FAQs" posted on our website at www.travelers.com under "For Investors".